As filed with the Securities and
Exchange Commission on July 26, 2001                Registration No. 333-38026
==============================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ---------------
                        POST EFFECTIVE AMENDMENT NO.3
                                   FORM S-1

           Registration statement under the Securities Act of 1933

                            PACIFIC WEBWORKS, INC.
                       (Name of issuer in its charter)

                        Commission file No. 000-26731
                               ---------------

Nevada                               7372                    87-0627910
(State of incorporation)   (Primary Standard Industrial    (I.R.S. Employer
                            Classification Code Number)    Identification No.)

                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020
  (Address and telephone number of registrant's principal executive offices and principal place of business)

                              1760 Fremont Drive
                          Salt Lake City, Utah 84104
                               (Former address)

                         Christian Larsen, President
                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020
          (Name, Address and telephone number of agent for service)
                               ---------------

                                  Copies to:

                             Cindy Shy, Attorney
                               Cindy Shy, P.C.
                              525 South 300 East
                         Salt Lake City, Utah 84111
                                (801) 323-2392

       Approximate date of commencement of proposed sale to the public:
From time to time following the effectiveness of this registration statement.

       If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

      If delivery of the Prospectus is expected to be made pursuant to Rule
434, please check the following box. [   ]

      This registration statement shall become effective in accordance with
Section 8(a) of the Securities Acts of 1933 on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                  PROSPECTUS

 ----------------------------------------------------------------------------
|     This prospectus is a post-effective amendment to the prospectus that   |
|     was part of a registration statement declared effective by the         |
|     Securities and Exchange Commission on June 12, 2000.                   |
 ----------------------------------------------------------------------------


                            Pacific WebWorks, Inc.
                             a Nevada corporation

                        850,000 shares of common stock
                                ______________


 ----------------------------------  We are registering 850,000 common shares
|     Investing in the common      | of Pacific WebWorks, Inc. which will be
|   stock involves a high degree   | issued upon the exercise of warrants to
|            of risk.              | selling stockholders who are identified
|                                  | in this prospectus.
|  See "Risk Factors" beginning    |
|           on page 4.             | We will not receive any of the proceeds
|      ____________________        | from the sale of the 850,000 common
|                                  | shares sold by the selling stockholders.
|                                  | However, we may receive up to a minimum
|        Trading Symbol            | of $3,625,000 if the selling stockholders
|                                  | exercise all of the warrants to purchase
|    NASD OTC Bulletin Board       | the 850,000 common shares.
|            "PWEB"                |
|  High bid and low asked prices   | Neither the Securities and Exchange
|       on June 12, 2001:          | Commission nor any state securities
|  $0.44 and $0.41, respectively.  | commission has approved or disapproved
|                                  | these securities, or determined if this
|                                  | prospectus is truthful or complete. Any
 ----------------------------------  representation to the contrary is a criminal offense.



                        Prospectus dated July 17, 2001

                              TABLE OF CONTENTS


PROSPECTUS SUMMARY.......................................................3

RISK FACTORS.............................................................4

USE OF PROCEEDS..........................................................9

MARKET AND PRICE RANGE OF COMMON STOCK...................................9

SELECTED FINANCIAL DATA................................................. 11

MANAGEMENT'S DISCUSSION AND ANALYSIS.....................................12

BUSINESS.................................................................18

PROPERTIES...............................................................26

LEGAL PROCEEDINGS........................................................26

MANAGEMENT.............................................................. 26

PRINCIPAL STOCKHOLDERS.................................................. 28

DESCRIPTION OF SECURITIES............................................... 30

SELLING STOCKHOLDERS.................................................... 30

PLAN OF DISTRIBUTION.....................................................32

INTERESTS OF NAMED EXPERTS AND COUNSEL...................................33

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
     FOR SECURITIES ACT LIABILITY........................................33

AVAILABLE ADDITIONAL INFORMATION.........................................33

CHANGES IN ACCOUNTANTS...................................................34

FINANCIAL STATEMENTS.....................................................34


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the shares.

                             PROSPECTUS SUMMARY

                            Pacific WebWorks, Inc.
                        180 South 300 West, Suite 400
                          Salt Lake City, Utah 84101
                                (801) 578-9020

      The Company. Pacific WebWorks, Inc. engineers business software technology for the Internet based on our proprietary source code. Our premier products Visual WebTools(TM) and the IntelliPay transaction gateway, allow the small to medium sized business owner to expand their business onto the Internet. Our products allow a business to create, manage, maintain and edit its own web site, as well as process and manage income from Internet transactions. Further discussions of our business and products can be found in the "Business" section starting on page 18.

      The following table sets forth certain selected financial data of Pacific WebWorks for the quarter ended March 31, 2001 and the years ended December 31, 2000, 1999, 1998 and 1997. We have had recurring operating losses and are dependent on financing to continue operations. However, management continues to reduce our burn rate, solicit funding and increase cash sales. The information contained in the following table should be read in conjunction with the "Management's Discussion and Analysis" starting on page 12 and the historical financial statements and related notes included elsewhere in this prospectus.

                   Three Month
                   Period Ended
                    March 31,                  Year Ended December 31,
                      2001         2000          1999         1998           1997
                  ------------ ------------ ------------- ------------- --------------
Operations
  Revenues        $ 1,351,970  $ 4,954,384  $    305,628  $    172,395  $      94,014
  Gross profit      1,124,271    4,142,878       262,754       (16,579)       (13,318)
  Total operating
    expenses        1,401,991    9,346,118     2,787,292       123,125         55,689
  Net loss           (438,273)  (5,259,691)   (2,567,535)     (150,465)       (68,752)
  Net loss per
   common share        (0.03)       (0.40)        (0.27)        (0.03)         (0.01)

Financial position
  Current assets      613,446      698,784       449,084        20,534         34,551
  Current
   liabilities      3,244,024    3,282,184       644,727       265,187        119,844
  Total assets      7,809,482    5,405,022       630,559        55,970         61,092
  Stockholder's
    equity          4,416,869    2,122,168       (14,168)     (209,217)       (58,752)
  Book value per
    weighted
    average
    per share
    outstanding   $      0.26  $      0.16  $         -   $      (0.04) $       (0.01)


       The Offering. We are registering 850,000 common shares which will be sold from time to time and at the total discretion of the selling stockholders who are identified on page 30. The 850,000 common shares will be issued to the selling stockholders upon exercise of warrants. We have agreed to register these shares as a result of a Registration Rights Agreement, dated February 22, 2000, between us and the selling stockholders. The transactions related to this registration and the terms of the agreements are described in more detail in the "Selling Stockholders" section starting on page 30. See, the "Plan of Distribution" on page 31 for further details on the rights of the selling stockholders in regards to the manner of any sales.

                                 RISK FACTORS

      Potential investors should carefully consider the following risk factors before deciding to buy our common stock. Each investor should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and the investor may lose part of or all of your investment.

Risks Related to Our Operations

      We have a limited operating history and we cannot be certain of future progress or profitability. We were incorporated in 1987, but did not operate as a business until 1997. Starting in 1999, we began to market our software products through resellers. As of March 31, 2001 our accumulated losses totaled $8,484,716. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history. Although we anticipate that our operating revenue will increase in the future based upon the continuing increases we have noted in our financial statements, we cannot guarantee that our revenues will exceed our operating expenses.

      Our profitability is substantially dependent on continued expansion of the Internet, which is uncertain. A substantial portion of our services and products require connectivity through the Internet. Although online usage has expanded rapidly in recent years, the Internet is still immature and is evolving rapidly. Critical issues concerning the Internet such as security, reliability, cost, ease of use and quality of service, remain unresolved and may limit the growth of electronic commerce. Delays in the deployment of improvements to the infrastructure for Internet access, including:
 .       higher speed modems and other access devices,
 .       adequate capacity, and
 .       a reliable network backbone
also could hinder the development of the Internet as a viable commercial marketplace. For all of these reasons, it remains uncertain whether commerce over the Internet will continue to grow, whether a significant market for our products and services will grow or whether our products and services will become generally adopted. Even if such a market does develop, competitive pressures may make it difficult, or impossible, for us to operate profitably.

      Our industry is subject to rapid technological change with which we may not be able to keep pace. Internet industries change rapidly. Wide scale implementation of a new technology or payment method, such as stored-value cards, electronic cash equivalents or wireless communications, could force us to modify our payment services or software to remain competitive, and could potentially render one or more of our services or products obsolete. Risks exist that we may not be able to successfully develop new products or, if we do, that those products may not be accepted by the market. The cost of any adaptations or the loss of revenue from a displaced service or product would have a material adverse effect on us. Our ability to successfully compete, in turn, will depend upon a number of factors, including our ability to successfully maintain and sell existing products, our ability to conceive, develop, improve, and market new products, our ability to identify and take advantage of emerging technological trends within our target markets, and our ability to respond effectively to technological changes or new product announcements by competitors. We believe that we will need to make continuing significant expenditures for research and development in the future.

      We are subject to intense competition and we may not be able to compete successfully in the market. Our markets are new, competitive, and subject to rapid technological change. We face competition in the overall Internet software market, as well as in the web site building market. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional competitors enter our market. In addition, many of our current or potential competitors, such as Microsoft, have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to market our services.
      Currently, in our estimation, few major competitors offer products comparable to the Visual WebTools(TM) product family. We believe that "Yahoo! Store" is our most significant competitor, with its brand name recognition and significantly greater financial, technical, marketing, and managerial resources. Yahoo! Store has significantly higher sales and customers than we do and has entered into a significantly higher number of license agreements with third parties than we have. Our success in our target market will depend upon our ability to build name brand recognition and to provide cost-effective products and services to our customers. We believe that our product provides a comparable service for a lower price than that provided by Yahoo! Store. In addition, because we have focused our efforts on small businesses, including providing Internet tools which allow businesses to develop their own Web sites, we believe that the generality of the Yahoo! Store may be inadequately addressing potential customer needs and that we will be able to address site development needs. However, we may be unable to compete effectively with current and future competitors, including Yahoo! Store and Microsoft.

      We must achieve market acceptance and develop new products and services to address technological change. Broad acceptance of our products and services and their use in large numbers is critical to our success because a large portion of our revenues derive from one-time fees we charge to customers buying our products and services. In addition, our ability to earn significant revenues from our Visual WebTools(TM) or IntelliPay transaction gateway will depend in part on their acceptance by a substantial number of prominent online businesses. One obstacle to widespread market acceptance for IntelliPay transaction gateway is that widely adopted technological standards for accepting and processing payments over the Internet have not yet emerged. As a result, merchants and financial institutions have been slow to select which service to use. Until one or more dominant standards emerge, we must design, develop, test, introduce and support new services to meet changing customer needs and respond to other technological developments. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.

      Our results may suffer if we are unable to attract and maintain qualified management and technical personnel. Our performance is substantially dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, especially our management and highly skilled development teams. Should we lose the services of one or more of these persons, their loss could have a material adverse effect on our operations. Our future successes also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure to do so would have a material adverse effect on our business.
      We depend upon our proprietary rights, none of which can be completely safeguarded against infringement. Our ability to compete effectively will depend, in part, upon our ability to protect our proprietary source code, Visual WebTools(TM) and the IntelliPay transaction gateway, through a combination of licenses and trade secrets. Competition in our market is intense and our competitors may independently develop or obtain patents on technologies that are substantially equivalent.
      Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe upon the proprietary rights of others, thereby exposing us to significant liability and/or damages. We are not aware of any third party intellectual property rights which would prevent us from marketing and developing our technologies, although such rights may exist. If we were to inadvertently infringe upon the intellectual property of another party, we could be forced to seek a license to those intellectual property rights, alter the products or processes so they no longer infringe upon those rights, or engage in litigation. If we were required to attempt to obtain a license to another party's proprietary rights, our efforts would be expensive, and might be unsuccessful.
      We also rely upon trade secrets with respect to our source code and functionalities and other unpatented proprietary information in our product development activities. To the extent we rely upon confidential information to maintain our competitive position, other parties may independently develop the same or similar information. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, resellers, and collaborators. These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products or services. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. It would be impossible to predict whether litigation might be successful. Our failure to obtain trade secret protection, for any reason, could have a material adverse effect on our business, financial position and results of operations.

      We rely in part on third party technology licenses. We also rely on certain technology which we license from third parties, including software which is integrated with internally developed software and used in our software to perform key functions. We cannot ensure that third party technology licenses will continue to be available to us on commercially reasonable terms, or at all. Our inability to maintain any of these technology licenses could result in delays in distribution of our services, which could have a material adverse effect on our business, financial condition or operating results.

      We will need additional capital and may be unable to raise it. We believe, based on our current expenditure rate, that we will need $1 million additional financing by the fall of 2001. Therefore, our success will depend upon our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We may not be able to obtain additional funds on acceptable terms. If we fail to obtain funds on acceptable terms, we might be forced to delay or abandon some or all of our business plans. If we are unable to obtain additional capital, we may not have sufficient working capital to develop products, finance acquisitions, pursue business opportunities, or meet reporting requirements. If we borrow funds, we could be forced to use a large portion of our cash reserves to repay principal and interest on those funds. If we issue our securities for capital, the interests of investors and shareholders could be diluted.

      We may experience software defects and development delays, damaging customer relations. Services based on sophisticated software and computing systems often encounter development delays and the underlying software may contain undetected bugs, errors or failures when introduced or when the volume of services provided increases. We may experience delays in the development of our software products or the software and computing systems underlying our services. In addition, despite rigorous testing, our software may nevertheless contain errors. Any material development delays or errors could damage the reputation of the service or software effected, as well as our customer relations, which could have a material adverse effect on our business. We have detected errors, defects, and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we may discover in the future may require us to make significant expenditures of capital and other resources. We believe that we follow industry-standard practices relating to the identification and resolution of errors, defects, or bugs encountered in the development of new software and in the enhancement of existing features in our products. As of this date we have not experienced any material adverse effect by reason of an error, defect, or bug.

      We may experience breakdowns in our hosting services, infrastructure or payment processing systems, harming our business. We would be unable to deliver our payment processing services or hosting services if our system infrastructures break down or are otherwise interrupted. Events that could cause system interruptions are:
 .     fire,
 .     earthquake,
 .     power loss,
 .     telecommunications failure, and
 .     unauthorized entry or other events.
      We maintain redundant systems within our operations centers designed to prevent data loss or other disruption as a result of an internal system failure. Our IntelliPay operating center is located in secured, climate controlled areas, including high security, redundant power backups, seismic reinforcements, redundant fire suppression facilities, redundant Internet access and 24 hour security monitors. These measures will not necessarily ensure the continued, uninterrupted operation of our processing capabilities in the event of a regional natural disaster, power outage, communications interruption, or other catastrophic event. Finally, although we regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect our business.
      Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rouge employees or similar sources of disruption. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions, insurance, and other security measures. However, we cannot assure you that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we might sustain.

      We will be dependent upon license renewal which cannot be assured to occur. We expect to derive revenues from user licenses and license renewals and expect to increase the brand recognition of our products among users through these types of relationships. In the event that a substantial number of our customers were to decline to renew their contracts for any reason, we could experience a substantial drop in revenues. Our success in establishing our products as a recognized brand name and achieving their acceptance in the market will depend in part on our ability to continually engineer and deliver new product technologies and superior customer service, so that customers renew their licenses year after year.

        We may pursue acquisitions of complementary service product lines, technologies or business which may adversely affect our operations. From time to time, we evaluate potential acquisitions of businesses, services, products, or technologies. These acquisitions may result in a potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization of expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which we have no or limited direct prior experience and the potential loss of key employees of the acquired company. We have no present commitment or agreement with respect to any material acquisition of other businesses, services, products, or technologies.

      We may be subject to increased regulations and may be exposed to liability for information retrieved from the Internet. Other than the laws and regulations applicable to businesses generally, we are aware of few laws and regulations which expressly apply to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to issues such as user privacy, pricing and characteristics, and content and quality of products and services. The adoption of any new laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. New laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers, even when those parties have no physical presence in the state. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online service providers for defamation, negligence, copyright or trademark infringement, or under other theories with respect to materials disseminated through the Internet. We may be subject to similar claims.

Risks Related to the Offering

      The securities offered under this prospectus involve a high degree of risk. Each prospective investor should consider certain risks and speculative features inherent in and affecting Pacific WebWorks before purchasing any of the securities offered hereby. In considering the following risks and speculative factors, a prospective purchaser should realize that there is a substantial risk of losing his entire investment. We have granted warrants to purchase 850,000 common shares related to this prospectus and for the life of the warrants the selling stockholders are given, at nominal cost, the opportunity to profit from a rise in the market for our common stock with a resulting dilution in the interest of security holders.

      The nature of our business makes it difficult to predict our revenues and operating results, which may negatively affect our stock price. We currently are unable to finance our operations through our generated revenues and we have consistently incurred losses since our formation. Our revenues and operating results have varied significantly from period to period. It is possible that our quarterly operating results from time to time will be below the expectations of public market analysts and investors. In that case, we expect that the price of our common stock would be materially and adversely affected. Although our earnings are becoming more predictable as the market for our services and products begins to mature, our revenues and operating results can be expected to fluctuate somewhat for a variety of reasons beyond our control:
 .     The burgeoning e-commerce phenomenon is relatively new and rapidly evolving.
 .     No reliable data exists upon which to budget for growth and seasonality, making planning very difficult.
 .     We are dependent for budget planning purposes on sales information and other information provided by a large number of intermediary
      "resellers," many of whom account for transactions sporadically.
 .     Many of our distribution channels integrate our services with other electronic commerce solutions.  The timing for these channels to complete the integration and deploy their solutions into their distribution channel is unpredictable.
 .     Our revenues may be adversely affected by new products and technologies launched by our competitors.
For these reasons, period-to-period comparisons of our results of operations are not necessarily a reliable indication of future performance.

      Our stock price is volatile and is not in our control. In recent years the stock market in general, and the market for shares of high technology Internet companies in particular, have each experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock may be subject to extreme fluctuations in response to both business related issues such as quarterly variations in operating results, announcements of new products developed by us, or announcements from our competitors, and stock market-related influences including, but not limited to, changes in analysts' estimates, the presence or absence of short selling of our common stock, and events affecting other companies which the market believes might affect us.

      The future sale of common stock could pose investment risks, including substantial dilution to our shareholders. The market price of our common stock could drop as a result of sales of the common stock in the market after the effective date of this registration statement, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. As of June 15, 2001 there were approximately 22,626,688 shares of common stock outstanding, with 9,843,288 shares freely transferable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), and 12,783,400 shares which are "restricted securities," as that term is defined in Rule 144 under the Securities Act. Of the restricted securities, 2,949,867 are held by our "affiliates," as defined in Rule 144. In addition, we have granted options to purchase 3,941,857 shares exercisable through October 2003 and warrants to purchase 5,850,000 shares which are exercisable through April 2006.

      Investors may have difficulty selling our shares. There has not been a large public market for our equity securities and our common stock has traded on the over-the-counter market only since January of 1999. We do not know the extent to which investor interest in our stock will lead to the development of an active trading market for our stock, or how liquid that market might be. Investors may be unable to resell their common stock at or above the price they pay for the common stock.
      Also, our stock may qualify as a "penny stock" under the Penny Stock Suitability Reform Act of 1990. The liquidity of penny stock is affected by specific disclosure procedures to be followed by all broker-dealers, including but not limited to, determining the suitability of the stock for a particular customer, and obtaining a written agreement from the customer to purchase the stock.

      We have not paid dividends.   We intend to retain future earnings to
finance our growth and development and do not plan to pay cash dividends in the foreseeable future.

                          FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "may," will," "should," "plan," "projected," "contemplates," "anticipates," or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section of this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.


                               USE OF PROCEEDS

      We are registering the shares for the benefit of the selling stockholders and they will sell the shares from time to time under this prospectus. We will not receive any of the proceeds from the sale of the shares, but we will receive the proceeds from the exercise of the warrants. The selling stockholders are not obligated to exercise their warrants, and there can be no assurance that they will exercise all or any of them. If they exercise all of the warrants we would receive a minimum of $3,625,000. We intend to use the proceeds from the exercise of warrants for general corporate purposes and for working capital which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses.


                    MARKET AND PRICE RANGE OF COMMON STOCK

Market Information

      The principal market for our common stock is the NASD OTC Bulletin Board and our common shares are traded over the counter under the symbol "PWEB". There was no trading activity in our common stock prior to the first quarter of 1999. On March 12, 2001, our common stock was listed on the Berlin Exchange under the symbol "PWB". The Berlin Exchange lists more than 10,000 companies from 60 different countries. There has been no trading volume in our stock on this exchange as of the filing date. As of June 15, 2001 we have approximately 259 stockholders of record of our 22,626,688 common shares outstanding. The following table presents the range of the high and low bid prices of our stock as reported by the Nasdaq Trading and Market services. Such quotations represent prices between dealers and may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions.

      Year        Quarter Ended          High Bid      Low Bid
      ----        -------------          --------      --------
      1999        March 31               $15.50        $  6.88
                  June 30                  9.41           5.00
                  September 30             6.38           3.81
                  December 31              4.94           1.25

      2000        March 31               $ 6.13         $ 2.31
                  June 30                  4.75           2.13
                  September 30             3.50           1.63
                  December 31              3.34           0.59

      2001        March 31               $1.45           $0.69

      Our shares will be subject to section 15(g) and rule 15g-9 of the Securities and Exchange Act, commonly referred to as the "penny stock" rule. The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rule provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation from the NASDAQ stock market; issued by a registered investment company; excluded from the
definition on the basis of price   at least $5.00 per share   or the issuer's
net tangible assets. If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors.

      For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock and may affect the ability to shareholders to sell their shares.

Dividends

      We have not paid cash or stock dividends and have no present plan to pay any dividends, intending instead to reinvest our earnings, if any. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. In addition, it is anticipated that the terms of future debt and/or equity financing may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely. However, payment of future dividends will be determined from time to time by our board of directors, based upon our future earnings, financial condition, capital requirements and other factors. We are not presently subject to any restriction on our present or future liability to pay any dividends.

Determination of Offering Price

      We relied on the market price of our common stock at the time of the transactions for determination of the offering price of the units and the strike price for the warrants. Due to the volatility in the price of our common stock and the variations in the trading volume, we surveyed the quoted trading price of our common stock on the NASD OTC Bulletin Board for approximately 90 days prior to the transactions and used that information to establish the price of the units and warrants.

                           SELECTED FINANCIAL DATA

      The financial information set forth below with respect to our statements of operations for the three months ended March 31, 2001 and 2000 is unaudited. This financial information, in the opinion of management, includes all adjustments consisting of normal recurring entries necessary for the fair presentations of such data. The results of operations for the three months ended March 31, 2001, are not necessarily indicative of results to be expected for any subsequent period.

      The financial information set forth below with respect to our statements of operations for each of the four years ended December 31, 2000, 1999, 1998 and 1997 and with respect to our balance sheets at December 31, 2000, 1999, 1998 and 1997 is derived from financial statements that have been audited by our independent certified public accountants, and is qualified by reference to their reports and notes related thereto. Our accounting predecessor, Utah WebWorks, Inc., had an inception date of April 10, 1997 and Utah WebWorks merged with Pacific WebWorks (then Asphalt Associates, Inc.) on January 11, 1999. The 2000 fiscal year includes consolidation of our wholly owned subsidiary, IntelliPay, Inc., and includes the consolidation of our former 51% interest in World Commerce Network, LLC. The following selected financial data should be read in conjunction with our financial statements and notes attached to this report and the "Management's Discussion and Analysis," below.



                               First Quarter Ended
                                  March 31,                        Year Ended December 31,
                            ------------------------  ---------------------------------------------------
Statement of Operations Data   2001          2000        2000         1999          1998          1997
--------------------------- ------------ ------------ ------------ ------------ ------------ ------------
Net revenues:               $ 1,351,970  $   372,972  $ 4,954,384  $   305,628  $   172,395  $    94,014
Cost of sales                   227,700       65,691      811,506       42,874      188,974      107,332
                            ------------ ------------ ------------ ------------ ------------ ------------

Gross profit (loss)           1,124,271      307,281    4,142,878      262,754      (16,579)     (13,318)
                            ------------ ------------ ------------ ------------ ------------ ------------
Operating expenses:
  Selling expenses              219,792    1,431,393    4,802,397      406,917       30,180       13,987
  Research and development      143,095       81,116    1,044,842      320,479       11,949        5,523
  General and administrative    451,782      695,099    2,375,252      786,740       67,845       36,179
  Depreciation and
    amortization                574,422       32,842    1,095,261       30,572       13,151            -
  Compensation expense for
    options and warrants         12,900       13,216       28,366    1,242,584            -            -
                            ------------ ------------ ------------ ------------ ------------ ------------

    Total operating expense   1,401,991    2,253,666    9,346,118    2,787,292      123,125       55,689
                            ------------ ------------ ------------ ------------ ------------ ------------

    Loss from operations       (277,721)  (1,946,385)  (5,203,240)  (2,524,538)    (139,704)     (69,007)
                            ------------ ------------ ------------ ------------ ------------ ------------
Other income and (expenses)
  Interest expense              (41,434)     (15,215)     (70,440)     (19,243)     (10,761)      (3,500)
  Interest income                 3,566            -       13,989        1,246            -        3,755
  Non recurring loss           (122,685)           -            -            -            -            -
  Loss on investment                  -            -            -      (25,000)           -            -
                            ------------ ------------ ------------ ------------ ------------ ------------

   Net Loss                 $  (438,273) $(1,961,600) $(5,259,691) $(2,567,535) $  (150,465) $   (68,752)
                            ============ ============ ============ ============ ============ ============
Net loss per-share basic
 and diluted                $     (0.03) $     (0.19) $     (0.40) $     (0.27) $     (0.03) $     (0.01)
                            ============ ============ ============ ============ ============ ============
Shares used in computing
 per share amounts           17,132,209   10,400,342   13,140,360    9,632,500    5,000,000    5,000,000
                            ============ ============ ============ ============ ============ ============

     See notes to Financial Statements for information concerning the computation of per share amounts.


  MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Overview

      Beginning in the second quarter of 2000, and continuing throughout the first quarter of 2001, management took several steps to restructure our operations with the intent to generate profits. These steps included integration of the operations of Pacific WebWorks and its related companies, reduction in the number of employees, and continued development of our sales and marketing channels. Cash from our current sales channels is insufficient to support our existing operations, however, management believes that the sales channels we are currently developing will be sufficient to support our operations by years end. Sales projections may remain down throughout fiscal year 2001 due to the alteration of our short-term goals and our overall sales and marketing strategy.

      Acquisitions. On April 4, 2000 we completed the acquisition of IntelliPay, Inc., a Delaware corporation, as a wholly owned subsidiary. In an arms length transaction, Pacific WebWorks issued 2,400,000 common shares, valued at $4,320,000, in a stock-for-stock exchange for 1,000 shares of IntelliPay. The acquisition was accounted for under the purchase method of accounting. Accordingly, IntelliPay's results of operation have been included with Pacific WebWorks from the closing date in April 2000 and its consolidated assets and liabilities have been recorded at their fair values on the same date. (See, "Business - General Development," below, for further details.)

      Pacific WebWorks and U.S. Merchant Systems, Inc., a major customer during fiscal year 1999, formed World Commerce Network, LLC, in December of 1999 as a joint venture. Originally, we held a 50% interest in World Commerce, which was held on the equity method of accounting. In March 2000 we acquired an additional 1% interest in World Commerce for 4,663 shares of Pacific WebWorks common stock valued at $9,180, which then gave us a 51% total interest. In the third quarter of 2000, we determined that we would acquire the remaining 49% of World Commerce. We and U.S. Merchant Systems agreed to complete our scheduled seminars and then we would assume the outstanding ownership of World Commerce held by US Merchant Systems and continue forward with World Commerce operations. As a result we acquired the remaining 49% interest for $100 in August 2000. The operations of World Commerce are consolidated with our financials statements as a wholly owned subsidiary of Pacific WebWorks. (See, "Business - General Development," below, for further details.)

      In February 2001 we completed the acquisition of Logio, Inc., a Nevada corporation. We acquired Logio in an arms length transaction by issuing approximately 2.8 million shares of our common stock for 18,425,830 shares of Logio common stock. This transaction was valued at approximately $2,447,200. The acquisition was accounted for under the purchase method of accounting using generally accepted accounting principles. Logio's results of operation are included with ours from the closing date and its consolidated assets and liabilities are recorded at their fair values at the same date. (See, "Business - General Development," below, for further details.)

      Comparison of Three Month Periods. Following is a comparison of our operating results for the three months ended March 31, 2001 and 2000:

      Net Revenues. We receive revenues from the sale of access to our software technology and continuing monthly service and hosting fees. Additionally, we derive revenues for services provided related to web site design, training, education and consulting. Revenues are recognized when persuasive evidence of an agreement exists, delivery has occurred and services have been rendered, the price is fixed or determined and collectability is reasonably assured. Up-front fees are non-refundable and are deferred and recognized systematically over the period the product is delivered and services are performed, which is generally one year. Monthly fees for our services are recognized as services are performed.

      Revenues increased $978,998, in the 2001 first quarter as compared to the first 2000 quarter. A total of 82.3% of the first quarter 2001 net revenues were raised from seminar related activities held during 2000. However, the seminars were abandoned due to the significant costs involved in running several seminar teams and the cash flow concerns related to the seminar marketing operations.

      Cost of sales. These include costs of merchant accounts, shipping and fulfillment costs, and other third party products and services. Cost of sales increased $162,009 for the 2001 first quarter compared to the 2000 first quarter.

      Operating expenses. Total operating expenses decreased $851,675 in the 2001 first quarter compared to the 2000 first quarter. Total operating expenses exceeded revenues by $50,021 for the 2001 first quarter and by $1,880,694 for the 2000 first quarter.

      Selling Expenses. Selling expenses consist of both sales and marketing expenses, including department salaries and benefits, advertising, seminar costs, and commissions paid to resellers. Our selling expenses decreased $1,211,601 in the 2001 fiscal quarter compared to the 2000 first quarter. The decrease is primarily a result of discontinuing our seminar marketing program.

      Research and Development Expenses. Research and development consists primarily of personnel expenses related to product design, programming, and
quality control.   Research and development expenses increased $61,979 in the
2001 first quarter compared to the 2000 first quarter. The increase was primarily due to research and development and completion of IntelliPay's SmartPages and duplicate payment request detection, and Pacific WebWorks' Visual WebTools Version 4.1.

      General and Administrative Expense. General and administrative expenses consist of all finance and administrative salaries and benefits, rental of office space, professional fees and other general office expenses. General and administrative expenses decreased $243,317 in the 2001 first quarter compared to the 2000 first quarter due to reductions in personnel, consolidation of operations, and a concerted effort to reduce administrative costs where necessary.

      Depreciation and amortization. These expenses include depreciation of property and equipment and amortization of goodwill and other assets. These expenses increased $541,580 in the 2001 first quarter compared to the 2000 first quarter. We have also amortized goodwill related to our acquisition of Logio over three years with approximately $88,000 being amortized for the 2001 first quarter. Depreciation expense for the first quarter 2001 includes $137,088 of Logio depreciation.

      Compensation expense for options and warrants. These expenses relate to stock options earned by employees, directors and consultants. We granted options to employees in September 2000 and the strike price of these options was less than the fair value on the date of grant, creating intrinsic value. We recognized the expense of these options over the one-year vesting period and recorded $12,900 during the first quarter of 2001.

      Total other income (expense). We have recorded a non-recurring loss of $122,685 related to Logio's failure to make a payment on a capital lease obligation. This loss is a significant factor for the $145,338 increase in other expenses for the first quarter of 2001 compared to the 2000 first quarter.

      Net Loss. Our net loss was 32.4% of revenues for the 2001 first quarter compared to 525.9% of revenues for the 2000 first quarter. During the 2001 first quarter, the loss attributable to our operations was $0.03 compared to $0.19 per share for the first quarter of 2000. The primary cause of our loss in the 2001 first quarter related to the acquisition of Logio and its additional depreciation and non-recurring loss, along with the amortization of its goodwill. The primary source of our losses in the first quarter of 2000 related to our investment in the growth of our marketing subsidiary, World Commerce Network.

      Comparison of 2000 and 1999 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 2000 with the year ended December 31,1999:

      Net Revenues: Pacific WebWorks generated $4,954,384 in net revenues, an increase of $4,648,756, as compared to $305,628 for 1999. A total of 70.7% of the 2000 net revenues were raised from seminar related activities held in 2000. However, the seminars were abandoned due to the significant costs involved in running several seminar teams and the cash flow concerns related to the seminar marketing operations. A total of 16.8% of the net revenues were related to IntelliPay monthly gateway service fees and set-up fees on ePayment Systems and 12.4% were related to product sales and licensing fees for our software technology and from web site design services and training.

      General and Administrative Expense: General and administrative expenses increased $1,588,512 from 1999 to 2000. The increase is primarily due to our growth in 2000 and the resulting increases in finance and administrative employees, telephone expenses, bank and merchant discount fees, insurance costs and the renting of the new data center, approximating $30,000 per month beginning in October of 2000.

      Selling Expenses:   Our selling expenses increased $4,395,480 in 2000
compared to 1999. These expenses related primarily to seminar related activities, including outsourced seminar presentation talent, postage and printing of mailers, travel, trade shows, meeting room facilities, and internal sales employees.

      Research and Development Expenses: Research and development expenses increased $724,363 in 2000 from 1999. The increase was primarily due our research and development efforts and completion of IntelliPay's ePayment System and related products. These expenses are primarily comprised of employee related charges for up to thirteen engineering personnel and consulting services related to development.

      Total Operating Expenses: The $6,558,826 increase in total consolidated operating expenses from 1999 to 2000 was due primarily to our seminar related activities and the development of our software tools and ePayment product. We completed development of our core products in 2000 and continually work to improve and maintain them. In second quarter 2000, we shifted our sales and marketing model from seminar presentations to strategic business development and reseller distribution channels. This shift caused a reduction in selling expenses in late 2000.

      Compensation Expense for Options and Warrants for Consulting Services. We grant options from time to time as approved by the board of directors. We granted options to employees in September 2000 and the strike price of these options was less than the fair value on the date of grant, creating intrinsic value. We are recognizing the expense of these options over the one-year vesting period and have recorded $15,150 during 2000.

      We issued warrants to purchase 400,000 common shares to our investors relations firm for services during 1999. The warrants were exercisable over a period of time and we recognized the $1,255,800 value of the warrants, determined on the Black-Scholes model, over the period earned. We recorded $13,216 in 2000 and $1,242,584 in 1999.

      Net Loss. Our consolidated net loss for 2000 was $5,259,691 compared to a net loss of $2,567,535 for 1999, an increase of $2,692,156. The net loss increase in 2000 was primarily due to increased operating expenses, related to seminar sales activity, and increases in employees and administrative costs, and research and development efforts.

      Comparison of 1999 and 1998 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1999 with the year ended December 31, 1998:

      Revenues. We generated $305,628 in revenues from product sales and licensing fees for our software technology during fiscal 1999 compared to $172,395 for 1998. The increase was primarily attributable to the development of sales of our software technology by us or through our resellers.

      General and Administrative Expenses. These costs increased $718,895 from 1998 compared to 1999. The increase is primarily due to the growth in the number of administrative employees and general office expenses.

      Sales Expenses. Sales expenses increased $376,737 from 1998 compared to 1999. Sales expenses for 1999 increased over the previous years due to the development of an inside sales force, which included experienced Internet sales people.

      Research and Development Expenses. Research and development expenses recorded an increase of $308,530 from 1998 to 1999. The increase was primarily due to continued development of our software technologies and addition of development employees.

      Total Operating Expenses. The $2,664,167 increase in total operating expenses from 1998 to 1999 was due to the change in the nature of our operations from selling services to selling software products. Our expenses increased primarily due to the expense related to execution of our new development plan.

      Warrants for Consulting Services. During 1999 we issued warrants to purchase 400,000 common shares to our investors relations firm for services valued at $1,255,800. The warrants were exercisable over a period of time and for the 1999 period we recognized $1,242,584 of the value, as determined on the Black-Scholes model.

      Net Loss. Our net loss for 1999 was $2,567,535 compared to a net loss of $150,465 for 1998. The net loss increase of $2,417,070 in 1999 was primarily due to increased operating expenses related to research and development efforts, improvement of sales channels, and the amortized expense for the warrants issued for services.

      Comparison of 1998 and 1997 Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1998 with the year ended December 31, 1997:

      Revenues. We generated $172,395 in revenues from product sales and licensing fees for our software technology during fiscal 1998 compared to $94,014 from engineering services for 1997. The increase in revenues of $78,381 was a result of shifting our business operations from engineering services to Internet software applications.

      General and Administrative Expenses. These costs increased $31,666 from 1997 compared to 1998. The increase was primarily due to increases in general office expenses.

      Sales Expenses. Sales expenses increased $16,193 from 1997 compared to 1998. The increase was primarily due to promotions, including printing of material related to professional services.

      Research and Development. These expenses increased $6,426 from 1997 compared to 1998. The increase was primarily due to the addition of new development personnel.

      Total Operating Expenses. Total operating expenses increased $67,436 from 1997 compared to 1998. These expenses were 59.2% of revenues in 1997 compared to 71.4% of revenues in 1998. These expenses increased as a result of the major changes in the nature of our business operations.

      Net Loss. We recorded a net loss of $68,752 for 1997 and a net loss of $150,465 for 1998. The increase in the net loss was a result of the operating expenses associated with our growth and shift in business operations.

Liquidity and Capital Resources

      At March 31, 2001, we had $40,786 cash on hand with total current assets of $613,446 compared to $163,801 cash on hand with total current assets of $698,784 at December 31, 2000. Total current liabilities were $3,244,024 for the first quarter of 2001 compared to $3,282,184 at December 31, 2000. Deferred revenue, which has been deferred in accordance with SAB101 and recognized on a ratable basis over the period the service revenues are earned, represented $755,053, or 23.2%, of total current liabilities for the 2001 first quarter. Accounts payable, including past due amounts, accounted for $663,735, or 20.5% percent, of the total current liabilities for the 2001 first quarter. Deferred revenues were 55.2% and accounts payable were 18.6% of the total current liabilities as of December 31, 2000. Our accumulated deficit totaled $8,484,716 for the 2001 first quarter and we had negative working capital totaling $2,630,587.

      Net cash used in operating activities for the 2001 first quarter was $698,157. Net cash used in investing activities for the quarter was $67,069, which was primarily used for the purchase of capital equipment. Net cash provided by financing activities was $642,211, with $661,664 from the issuance of notes payable. Financing activities during the first quarter of 2001 included advancements of an aggregate of $661,664 from related parties in exchange for notes payable. These notes payable have varying interest rates ranging from 13% to 15% and are due upon the earlier of our receipt of $2,000,000 in equity funding, or June 1, 2001.

      During fiscal year 2000 we entered into agreements with the holders of a majority of our debt to convert those debts into equity. In June 2000 we converted notes payable with interest of $2,037,536 into 1,440,000 common shares of which 400,000 common shares were converted for $1,000,000 along with warrants for the purchase of an additional 600,000 common shares at strike prices ranging from $5.00 to $7.50 per share. Then in September 2000 we converted a $600,000 note payable to 600,000 common shares.

      As of January 31, 2001, we had notes payable of $250,000, including principal and interest. During the first and second quarter of 2001, we borrowed additional funds resulting in $950,000 of principal and interest. Subsequently, in June 2001 the $1.2 million of outstanding debt with accrued interest, which was due and payable to various parties, was assumed by three investors. We now have new notes payable to AMCAN Services, Inc., State Management Associates, LC and TAD Ventures, LC. The new notes payable held by the three investors carry an interest rate of 15% and are payable on the earlier of September 20, 2001, or at such time as we receive up to $1 million in equity financing.

      Since the quarter ended March 31, 2001 we have sold units for cash and granted warrants to purchase shares, which may provide an additional source of funding. In April 2001 we agreed to issue warrants to Columbia Financial Group to purchase 1,000,000 shares of our common stock at an aggregate exercise price of $625,000 in exchange for their services to us for one year. Portions of the warrants vest on a predetermined time schedule and the warrants expire in April 2006. In May 2001 we sold 4,000,000 units at $.40 per unit for $1,600,000, which has been placed in escrow, to four accredited investors. Each unit consisted of one common share and a warrant, which expires May 30, 2003, to purchase one common share at an exercise price of $0.80 per share. As a result of these and previous transactions, as of June 15, 2001, we had outstanding warrants to purchase 5,850,000 common shares which may result in maximum proceeds of $7,450,000. However, the holders of the warrants have total discretion whether or not to exercise the warrants and we cannot assure that all of the warrants will be exercised before their expiration through April 2006.

      Despite converting debt during fiscal year 2000, our shift in business strategy has resulted in decreased cash inflow. As a result of our marketing and sales strategies shifting away from costly seminars to business development during the fourth quarter 2000, our monthly cash inflow decreased substantially. Our monthly cash outflows have also caused a similar decrease during the 2001 first quarter. We have payables past due and accrued liabilities that, cumulatively, cannot be paid with cash on hand or monthly cash flows. Thus, we require additional funding sources to meet the requirements on our existing liabilities and the liabilities of our subsidiaries.

      In addition to our cash shortfalls, our subsidiary, Logio, Inc., has experienced defaults under certain contractual obligations with Oracle Corporation and Sun Microsystems Finance. In January 2001, Logio was notified by Oracle Corporation that it was in default under a licensing agreement. As a result of this default, Logio may no longer rely on the software license granted by Oracle. In December 1999, April and October 2000, Logio entered into capital lease agreements with Sun Microsystems Finance which expire through December 2002. Under the agreements, Logio leased the server equipment used to host its web site. In March 2001 Logio was unable to make a payment due under this agreement. Logio defaulted on this capital lease agreement totaling $404,000 resulting in a impairment loss of $122,685 for the period ended March 31, 2001. The $122,685 represents the cash down payments Logio made at the beginning of the leases which were amortized over the life of the lease. Logio has returned the equipment to Sun Microsystems and is currently attempting to negotiate a resolution to this default. The default will likely result in abandonment losses for our fiscal second quarter.

      We continue to fund our operations with loans and the sale of unregistered stock where cash flows fall short of requirements. While we have taken steps to reduce our monthly burn rate and to become cash flow positive, we believe we will need an additional $1 million to $3 million into 2002 to continue to keep up with technological improvements and further our business development strategies during the next twelve months. We operate in a very competitive industry in which large amounts of capital are required in order to continually develop and promote products. Many of our competitors have significantly greater capital resources than we do. We believe we will need to continue to raise additional capital, both internally and externally, in order to successfully compete.

      While we may be able to fund a portion of our operations through our revenues for the short term, we currently anticipate using private placements of our common stock to fund operations over time. We intend to issue such stock pursuant to exemptions from the registration requirements provided by federal and state securities laws. The purchasers and manner of issuance will be determined according to our financial needs and the available exemptions. We also note that if we issue more shares of our common stock our stockholders may experience dilution in the value per share of their common stock.

Factors Affecting Future Performance

 .     We may not be able to obtain additional funds on acceptable terms.  If we fail to obtain funds on acceptable terms, we might be forced to delay or abandon some or all of our business plans, which could have a material adverse effect on us.

 .     Wide scale implementation of a new technology or payment method, such as stored-value cards, electronic cash equivalents or wireless communications, could force us to modify our payment services or software to remain competitive, and could potentially render one or more of our services or products obsolete

 .     We currently are unable to finance our operations through our generated revenues. Our revenues and operating results have varied significantly from period to period. Although our earnings are becoming more predictable as the market for our services and products begins to mature, our revenues and operating results can be expected to fluctuate somewhat for a variety of reasons beyond our control which may result in our quarterly operating results from time to time being below the expectations of public market analysts and investors. In that case, we expect that the price of our common stock would be materially and adversely affected.

 .     We face intense competition that may slow our growth and force our prices down. We expect this competition to intensify in the future, with new competitors, and competitive services and products regularly entering the market. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to market our services.

 .     We may experience software defects and development delays, damaging customer relations. Or we may experience breakdowns or unauthorized entry into our hosting services, infrastructure or payment processing system, harming our business. We would be unable to deliver our payment processing services or hosting services if our system infrastructures break down or are otherwise interrupted.

 .     Breach of our e-commerce security measures could reduce demand for our services. The e-commerce industry is intensely focused on the need for Internet security, particularly with respect to the transmission and storage of confidential personal and financial data. Any compromise or elimination of our security could erode customer confidence in our systems and could result in lower demand for our services.

 .     We depend upon our proprietary rights, none of which can be completely safeguarded against infringement. Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe upon the proprietary rights of others, thereby exposing us to significant liability and/or damages. To the extent we rely upon confidential information to maintain our competitive position, other parties may independently develop the same or similar information.

 .     Our stock price is volatile.  The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors and these broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.


                            BUSINESS

Historical Development

      We were incorporated as Asphalt Associates, Inc. in the state of Nevada on May 18, 1987. Asphalt Associates never established commercial business operations and on January 11, 1999, Asphalt Associates merged with Utah WebWorks, Inc., a Utah corporation (the "Utah WebWorks"), which was incorporated on April 10, 1997. Utah WebWorks owned a significant portion of the software technology which we currently use, while Asphalt Associates held approximately $1 million dollars in cash which could be used for the marketing and improvement of the Utah WebWork's technology. In conjunction with the merger, Asphalt Associates changed its name to Pacific WebWorks, Inc. The shareholders of Asphalt Associates retained one-half of the issued and outstanding capital stock of the merged corporation, while the shareholders of Utah WebWorks acquired the remaining one-half of the issued and outstanding capital stock of the merged corporation.

      Pacific WebWorks made several acquisitions during the 2000 fiscal year which are discussed below, including acquisition of IntelliPay, Inc., a Delaware corporation, as our wholly owned subsidiary in April 2000. Then in August of 2000 we acquired World Commerce Network, LLC. Our 2001 fiscal year began with the acquisition of Logio, Inc. as our wholly owned subsidiary in February of 2001.

      IntelliPay. In April 2000 we acquired IntelliPay. We had been working closely with IntelliPay for about two years and during 1999 we entered into a joint venture with IntelliPay to establish MainStreetSquare.com, an online shopping portal. IntelliPay assists companies in their use of e-commerce web sites and specializes in providing online, secure and real-time payment processing services for businesses of all sizes. We refer to its products and services as the IntelliPay transaction gateway. IntelliPay's transaction gateway allows a business to accept real time payments from their web site, Internet appliances, kiosks, phone, fax or storefront. IntelliPay's systems use industry standard security components and methods, the same standards used by all major commerce sites, and has been tested under strict banking network procedures.

      The IntelliPay transaction gateway provides ePayment system components which help a business process and manage its Internet income. Point-of-sale professionals provide technical support and ePayment professionals can even help the business locate an Internet-approved merchant account if needed. The IntelliPay LinkSmart connects the business' web site to IntelliPay's secure servers. Once customers enter the necessary data on a secure form, IntelliPay quickly processes the transaction in real-time (2 - 5 seconds) and returns the customer back to the business site.

      IntelliPay also provides methods for enterprise-level businesses to link IntelliPay's various products, services and features into their ecommerce web sites and port live data streams into back-office systems. Additionally, IntelliPay continues an aggressive research and development campaign designed to deliver new feature services and payment products to their merchant customers. Recent releases include:

 .     Smart Pages, a method of which IntelliPay hosts the business' payment pages while the business maintains complete control over the "look and feel" of those pages;
 .     Duplicate Transaction System which allows merchants to customize
      IntelliPay's transaction behaviors based on a detected duplicate transaction;
 .     New Address Verification System rules which allow merchants to automate
      IntelliPay responses to credit card address verification responses, and more.

      In December 2000 IntelliPay moved into new corporate headquarters located in Silicon Valley, California and upgraded its data center which increased its processing capabilities. As of December 2000, more than 8,500 merchants use IntelliPay's products and it has completed certifications of its proprietary code and connectors with FDC, NDC, NOVA, Vital and FTB. For more information on IntelliPay, visit www.intellipay.com.

      World Commerce Network, LLC. World Commerce Network, LLC was created in December 1999 as a marketing company. Its mission was to sell the products of Pacific WebWorks, U.S. Merchant Systems and IntelliPay. From December 1999 through July 2000 World Commerce conducted seminars focused on small business owners and home business Internet users. At the time World Commerce was selling products they included Visual WebTools(TM), merchant accounts, the IntelliPay transaction gateway, as well as education and training. World Commerce had established contract relationships with Productive Seminars, Inc. in St. George, Utah. Productive Seminars conducted the seminars throughout the country for World Commerce. However, World Commerce has ended its relationship with Productive Seminars and ceased seminar marketing as of July 2000. During the time World Commerce was providing seminars we acquired approximately 3,000 new customers which are now serviced by Pacific WebWorks. We currently focus on direct sales and acquisition of reseller and strategic alliance distribution channels. Management is evaluating the future role of World Commerce.

      Logio, Inc. On October 31, 2000, Pacific WebWorks and Logio entered into an Agreement and Plan of Reorganization in which Pacific WebWorks agreed to acquire Logio as a wholly-owned subsidiary through a stock-for-stock exchange. The acquisition was contingent upon the approval of the stockholders of Logio and registration of the shares under the Securities Act of 1933. The registration statement on Form S-4 was declared effective on December 20, 2000, without review by the SEC and Logio stockholder approval was obtained in January 2001. We finalized the acquisition on February 8, 2001 when we filed Articles of Exchange with the state of Nevada.

       Logio, formerly WordCruncher Internet Technologies, Inc., is a development stage company historically engaged in the development and marketing of a focused Internet directory and search engine which serves the needs of the business professional. Logio launched its web site, logio.com, on March 19, 2000. The web site was designed to provide a broad spectrum of the information and services that are required by business people in their daily work activities. In June 2000, Logio shifted its business model towards the generation of revenues from set-up and maintenance fees from the sale of its directory in private label form to certain Internet sites and corporate Intranets. Subsequently, Logio discontinued the web site, and currently does not conduct development and marketing activities nor does it have operations. Our management is evaluating the potential applications for the Logio technology in our products.

Our Business

      Pacific WebWorks is an application service provider that develops business software technologies for Internet merchants. We specialize in turn-key applications allowing small to medium-sized business owners to expand their business onto the Internet. Our product family provides tools for web site creation, management and maintenance, statistics, reporting, surveys, marketing, hosting and e-commerce enabling, all within the small to medium-size business niche.

      We initially focused entirely on virtual retailing software solutions, meaning merchants that do not have a physical store location and would exist only on the Internet. Due to requests in the marketplace we expanded our technologies to include features for small to medium-sized physical merchants in addition to our virtual merchants.

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


We plan to expand our software family to include features that integrate the physical store information systems with the Internet store information systems. This expansion may include features such as Cashier/ POS (point of sale) management, receiving, ordering, tender, store operations, human resources, POS peripherals management, inventory and accounting. At the same time we expect our virtual software will be expanded to include featured items and benefits, catalog management, order development, advanced 1-to-1 marketing methods, sophisticated item comparison and selection, and pre-sales qualification. This is expected to give the merchant a complete solution for all physical store and Internet concerns and at the same time reduce costs of operations and introduce new profit centers for the merchant.

Our Market

      We market our products to small businesses. We believe small business spending in the United States on Internet service applications is forecasted to grow from $197 million in 2000 to $1.5 billion in 2004, or about 200% calculated average growth rate. This is about half of all small business application service provider spending, and represents one of the last large Internet business marketplaces with no established leader in place. The other half of small business application service provider includes Internet applications like e-mail.

      We also believe total United States spending by all size companies is forecasted to grow from $960 million in 2000 to $4.25 billion in 2004. Small companies, with fewer than 100 employees, but not home-based businesses, represent about 70% of all forecasted application service provider spending. We believe there were about 7.5 million such United States business in 2000, and anticipate this business will grow to about 7.9 million in 2004 . Of that number, we believe about 75,000 companies, or 1%, use application service provider services today. By 2004, we believe that number will to grow to three million, or about 38%. We believe the number of companies selling online in 2000 is 15% and we expect this percentage to grow to 50% by 2004.

Pacific WebWorks' Products and Services

      Even though small business typically understands how traditional brick and mortar businesses operate, we believe they don't necessarily know how to replicate business processes effectively and economically on the Internet. Pacific WebWorks assists small businesses in succeeding online through our software tools, Visual WebTools(TM) and education.

      We provide a one-stop solution that includes an integrated suite of e-commerce software tools, plus hosting, site management, web design services, and education. By leveraging a shared commerce platform across many customers, Pacific WebWorks brings economy of scale to our customers. We believe this structure allows our customers to focus on their business instead of technology, therefore they can achieve a much faster return on investments made in technology and succeed on the Internet.

      Products

Visual WebTools Version 4.1 ("V4.1") Pacific WebWorks has released its Visual WebTools V4.1 software. This release is primarily a newly developed user interface that we believe will be easier for our merchants to use therefore making our software more appealing to new prospective customers. As part of this new user interface structure we separated our WebWizard and ClipOn Commerce Products into stand alone product offerings. This enhances our strategic alliance and business development efforts by allowing us to offer low cost products that can be widely distributed to existing clients and we then have the ability to upgrade those clients into the rest of our software tools.

Visual WebTools Version 4.0 ("V4") is a suite of software programs that fit together to perform the basic business functions we believe are the most effective on the Internet. The V4 tools include:

      .      WebWizard - Build and maintain a professional-looking web site.

      .      WebChannels - Deliver your message with this e-mail marketing tool.
      .      WebContacts - Organize your contact database.
      .      Web Profiler Tool - Create forms and questionnaires to gather demographic data.
      .      WebStats - Track the activity of your site.
      .      ClipOn Commerce(TM) - Sell your products and collect payments.

WebWizard. WebWizard is an easy-to-use Web page design program that is simple enough for the novice, yet powerful enough for Web design professionals. It incorporates sophisticated site components like tables, frames and multimedia files in a straightforward, menu driven process. No complicated programming is required. WebWizard allows our customers to quickly and easily create, update, modify, and enhance their web sites. Changes can be made 24 hours a day, 7 days a week from any Internet-connected Windows PC. Changes are updated automatically and placed online within minutes. Our customers can manipulate their site's layout, colors, content, tables, and graphics easily. WebWizard includes a library of hundreds of graphics which are accessible by our clients.

WebContacts is a contact management program. Our customers can maintain a list of their web site visitors if the visitor elects to leave behind contact information. This allows our customers to continue to market to their customers. We believe our customers have potential to increase sales if they can continue to communicate with their customers.

WebChannels is an e-mail distribution program that enables our customers to send customized e-mails to their base of subscribers.

Web profiling tool is a form and survey creation tool that helps capture feedback and valuable information from customers and web site visitors. Our clients can create customizable forms, surveys and interactive questionnaires. Web profiling tool includes a catalog of pre-made questions or the client can create their own. For example a client could add support for online subscription services, such as weekly newsletters, coupons and special deals.

WebStats enables our clients to watch what their customers are doing.
WebStats is a statistics program that provides detailed reports on web site visitors including the path their customers take throughout the web site.
This allows our customers to learn what browsers and operating systems web site visitors are using, what web sites generate page hits, and what pages are the most popular. WebStats can produce reports of business information, including year-long sales trends and the effectiveness of the clients' sites.

ClipOn Commerce(TM)   is a e-storefront and product management system,
complete with shopping cart technology. ClipOn Commerce allows our clients to build an Internet storefront. They can create a complete product catalog, organize and search products by unlimited categories and import/export to and from their database. ClipOn commerce has support to include a merchant account and is integrated with our IntelliPay transaction gateway, which allows our clients to accept all major credit cards and electronic checks. ClipOn Commerce also has support for QuickBooks accounting software.

      Services

      Pacific WebWorks provides more than our Visual WebTools(TM). We also assist our customers with education and site design services. We believe this information helps our clients understand how to use the Internet more effectively.

E-Camp is a three-day training program designed to teach aspects of doing business on the Internet.

Idea Center Our online Idea Center promotes our customers' success by providing them with current information related to the Internet and what other successful business owners are doing online.

Rent-a-Pro offers custom web site design services to clients who elect to hire Pacific WebWorks to build their web site for them rather than building it themselves.

Technical Support Pacific WebWorks offers support via online chat or e-mail from 7 a.m. to 8 p.m. (MST), or by phone from 8 a.m. to 5 p.m.

Hosting Infrastructure Users of Visual WebTools(TM) are not required to own their Internet technology. Pacific WebWorks customers' web sites are hosted on behalf of your clients, therefore eliminating the cost of ownership for our clients.

Place-to-Vacation is a marketing tool that helps our users attract Internet traffic to their web site by giving away a chance to win a free vacation.

IntelliPay Products

      IntelliPay develops and offers payment technologies for business-to-business and business-to-customer uses on the Internet and in physical stores. IntelliPay's various products allow our customers to accept real time payments from their web site, Internet appliances, kiosks, phone, fax or storefront.

      ePayment System. A variety of features and tools gives IntelliPay merchant customers increased control over their income revenue streams. One of IntelliPay's missions is to stay in close contact with our business customers and develop features and products that online businesses actually need or want. IntelliPay supports all major card types including Visa, MasterCard, American Express, Discover, Diners Club and JCB. Also, support is provided for Visa and MasterCard debit (check) cards and Level Two corporate/commercial cards through various bank networks. Transaction types include industry standard transactions such as normal authorizations, pre-authorizations intended for delayed settlement, the so-called "force" allowing a transaction authorized offline (possibly a voice authorization) to be settled, credits (for refunds) and IntelliPay innovation "AVS Only", allowing merchants to retrieve and AVS score and verify the account validity.

      IntelliPay's products allow our customers to control transaction level behavior depending on AVS scores, duplicate transaction attempt detection, and more. IntelliPay also automatically settles merchant batches nightly so our customers are freed from forcing settlement via manual or programmatic methods, which also helps reduce our customer's costs by settling within the 24-hour window mandated by most merchant accounts. IntelliPay's system is fully transportable meaning that an IntelliPay customer can switch web site hosting companies, switch between most e-store softwares or switch to or from almost any merchant account provider. Our system can follow our customer at no additional charges and minimal technology issues.

      ExpertLink(TM). ExpertLink is IntelliPay's proprietary connection protocol for high-volume Internet businesses requiring reliable, high velocity real-time transaction authorizations linked to their own secure web site and/or back office systems. ExpertLink is a standards-based secure communications method allowing web-developers and application developers to build in IntelliPay's ePayment processing and various features, including batch management commands, duplicate transaction detection and management, and more. Our customers usually purchase ExpertLink or LinkSmart, and both come with Smart Terminal and the Secure Account Management System.

      LinkSmart(TM). LinkSmart gives our online customers IntelliPay's ePayment features with minimized technical installation on their side. With LinkSmart, our customer does not need to pay for installation and maintenance of expensive secure servers since LinkSmart serves the secure, customizable payment pages for them. LinkSmart offloads many expensive mission-critical e-commerce hurdles from the merchant. Using IntelliPay's proprietary SmartPages(TM) technology, which was released during the first quarter 2001, our client can upgrade and control the entire look and feel of the IntelliPay hosted payment pages.

      Smart Terminal(TM). Smart Terminal allows our customers to securely log into their IntelliPay account from any Internet browser and authorize manual transactions and orders they have received through email, voice, fax or other offline methods. With Smart Terminal most clients do not need to buy expensive terminal devices. Smart Terminal supports industry-standard transactions including normal authorizations, authorization-only for delayed settlement, settlement for non-IntelliPay authorized transactions, credits and more. Most clients receive Smart Terminal along with LinkSmart or ExpertLink, but Smart Terminal can also be purchased as a standalone product.

      Secure Account Management System ("SAMS"). IntelliPay customers can securely log into IntelliPay's Secure Account Management System from any web browser to configure and control various IntelliPay components and behaviors. They can manage today's authorized transaction batches, control passwords, enforce transaction data components, control various features such as our new duplicate transaction detection and management system, control email transaction receipts, access Smart Terminal, control LinkSmart payment page contents, target returning live data streams, configure Visa-required invoice numbering, and more.

      In first quarter 2001, IntelliPay released the duplicate payment request detection and management system which enables online businesses to configure the detection of and management of duplicate transaction requests from their ecommerce web site. Duplicate transaction requests can be the result of an online shopper mistakenly submitting the same purchase twice, but it can also be a source of online fraud attempts in some cases.

Competition

      Our market is relatively new, very competitive and subject to rapid technological change. We expect competition to persist, increase, and intensify in the future as the markets for our products and services continue to develop and as additional companies enter our markets. A number of companies are now providing Internet services to small businesses. They include organizations like Microsoft, vJungle, Bigstep.com, Websitepros, Agillion, Bizfinity, Vista.com, an HostPro.

      At the present time, we have not identified any other companies that are using the same approach as Pacific WebWorks. Nonetheless, there is always the potential that other, larger interests will choose to enter the market we are developing or that a new market may emerge. Although we feel the market is vast enough for many technology providers, we may not be able to compete effectively with current and future competitors.

Sales and Marketing

      We do not believe that our competitors are effectively targeting our market niche: A totally Internet based, end-to-end business solution for small and medium-sized businesses. We believe that our products will allow businesses to generate leads, sell products, run sales promotions, capture demographic information about web site visitors, communicate with web site visitors, and obtain intelligent information about who is visiting their web sites and what they are doing while they are there. Our products allow our customers to stay in complete control of their web sites and provide tools which can facilitate a successful Internet experience for them.

      We market and sell our products through reseller channels, our internal sales force and strategic partnerships. We sell our products to partners at wholesale, who then mark the products up and sell them at retail. We also sell our products through resellers who are paid a commission for each merchant who purchases our products. Each merchant must sign a purchase agreement with the reseller, which the reseller must in turn provide to us. We then provide software to the resellers' own merchants which allows these users to create Internet web sites and/or complete e-business solutions. We provide the initial reseller with training in the use of the software. The reseller is an independent contractor and is obligated to pay the amounts due under the agreement even if payments from the merchant are not received.

      We believe we may be able to develop a substantial presence in our target market through a combination of marketing strategy, unique proprietary technology, technical expertise, and early entry into our target market. It is our opinion that in the past, businesses which have attempted to maintain interactive web sites and conduct business on the Internet have either developed technical expertise themselves, paid employees to create and maintain their web sites, or retained contract "web professionals" to do so. We believe that Visual WebTools(TM) allows small businesses, at a relatively small cost, to participate in Internet commerce by creating and managing their own Internet web sites and storefronts.

Major Customers

      During fiscal year 1998 our management changed our strategy from contract programming to focus on development of Internet software applications and marketing of these Internet tools and de-emphasized contract programming. We had a total client base of 85 and four major customers who individually accounted for 10% or more of our total revenues. Internet Yellow Pages accounted for 26%, or $44,890, of total 1998 revenues. Ex.Sight Co. accounted for 16%, or $28,161, of total revenue. CUSA Technologies accounted for 12%, or $21,271, of total revenues. American Home Business contributed 14%, or $24,422, in sales.

      During fiscal year 1999 we increased our client base to several hundred with two of our sales channels providing 41% of our revenue. Lauman Enterprise, a reseller, accounted for approximately $60,000, or 20%, of total revenues in 1999. US Merchant Systems, Inc. supplied us with marketing expertise and merchant accounts for our customers and accounted for approximately $65,000, or 21%, of our revenue for 1999. We entered into a joint venture with US Merchant Systems in December of 1999 to create World Commerce Network, LLC. World Commerce Network became the seminar marketing operations for sales of Pacific WebWorks technologies in early 2000.

      During fiscal year 2000 we increased our client base to several thousand. As a result, we no longer are dependent on a limited number of significant customers or resellers. However, as of June 2001 we have three major resellers who account for 40%, 20% and 17% of the total hosting customer base.

Product Development

      We continue to improve upon our products and release new products related to other existing products. As of March 31, 2001, we recorded research and development expenses of $143,095 and in 2000 we expended $1,044,842 for research and development for completion of our V4 version of
Visual WebTools(TM).   In 1999, we recorded $320,479 for engineering costs,
including research and development expenses. During 1998 we used $11,949 for engineering costs, including research and development expenses.

Material Contracts

      We are a party to the following material contracts:

      In January 1998, we entered into an agreement with Electric Lightwave, Inc. for telecommunications, facilities, and Internet access. We formalized the agreement in February 1998 and currently pay $2,200 per month for this service. The contract is scheduled to expire December 31, 2001. We believe that we will be able to extend this contract on terms, which are acceptable to us, but have no assurances that we can do so. However, we believe that we will be able to enter a new contract with a different service provider if the contract is not extended.

      In February of 1999, we entered into an agreement with U.S. Merchant Systems, Inc. located in Newark, California. U.S. Merchant Systems provides merchant accounts to our clients. We integrated a merchant account and transaction processing which allows purchasers of Visual WebTools(TM) to accept all major credit cards and personal checks at point of sale from their web sites. The term of this agreement is one year from the date of execution and shall automatically renew each successive year thereafter, unless canceled in writing.

Trademark, Licenses and Intellectual Property

       On October 9, 1998, Utah WebWorks filed a trademark application for Visual WebTools(TM) which we acquired and became responsible for upon our merger with Utah WebWorks. In December of 1998 the United States Patent and Trademark Office assigned Serial No. 567,136 to this mark. The trademark is currently pending. In 1999, we filed a trademark application for MainStreetSquare.com(TM), Cyberhaggle(TM), and Pricehunter(TM), all features of the online mall. Likewise, in 1999 we filed for trademarks on Pacific WebWorks(TM), ClipOn Commerce(TM), FreeSiteNow(TM), V4(TM), Overnet Express(TM) and IDDS(TM). We did not file any trademark applications during fiscal year 2000.

      Our success will depend, in part, on our ability to obtain and protect our trademark and trade secrets and operate without infringing upon the proprietary rights of others in the United States and other countries. If we were to become involved in a dispute regarding our intellectual property, it could become necessary for us to participate in interference proceedings before the United States Patent and Trademark Office to determine whether we have a valid claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These proceedings could be costly and time consuming, even if we were to eventually prevail. Should we not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop marketing one or more of our products.

      All of our core technology was developed internally by our engineers and by the engineers of Utah WebWorks. The performance of our products does not primarily rely on any third party technology, although we continue to support as many third party technologies as possible.

      We also rely upon trade secrets, proprietary know-how, and confidentiality provisions in agreements with employees, consultants, and resellers to protect our intellectual property rights. There are risks that these other parties may not comply with the terms of their agreements with us, and that we may not be able to adequately enforce our rights against these parties.

      We have adopted a policy of requiring our employees and resellers to execute confidentiality agreements when they commence employment with us or resell our products. These agreements generally provide that all confidential information developed or made known to the employees or resellers during the course of their relationships with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the employees in the course of their employment will be our exclusive property.

Employees

      We currently have approximately 19 employees. There are approximately 15 employees in our Salt Lake City, Utah, offices; approximately 7 of which support the operations of all subsidiaries, and four in our Fremont, California, offices. Of these employees, approximately three are employed on a part-time basis. Our employees are not presently covered by any collective bargaining agreement. We believe that our relations with our employees are good, and we have not experienced any work stoppages.

Reports to Security Holders

      We are required to comply with the reporting requirements of the Securities Exchange Act of 1934 ( the "Exchange Act") and file annual, quarterly, and other reports with the SEC. We are also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, furnish an annual report with audited financial statements to our stockholders.

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


                            PROPERTIES

      On May 7, 2001 we moved our principal offices back to our former office location in the Westgate Business Center in Salt Lake City, Utah. We currently lease 4,500 square feet of commercial office space. This property serves as our main office and production facility. We pay approximately $5,800 each month under the lease, which expires on December 31, 2001.


                        LEGAL PROCEEDINGS

      On February 12, 2001, Pacific WebWorks received notice of Charge No. A1-0184 filed with the State of Utah Labor Commission regarding an allegation of racial discrimination charged by Andrew Renfro, a former employee. Mr. Renfro claims that he was forced to resign as our sales manager due to demotions and pay cuts based on differential treatment based on his race and color. We have responded to the request for information from the Labor Commission and have stated that we believe Mr. Renfro was treated fairly while he was employed by Pacific WebWorks. At this time, Mr. Renfro has not identified the specific remedy and we are awaiting further action.

      On April 16, 2001, One Source, a corporation, filed a complaint in the Third District Court, Sandy Department, State of Utah, naming World Commerce Network, LLC and Mat Dastrup, our former CFO, as defendants. One Source alleges default under a certain Application for Credit and personal Guaranty and One Source seeks the sum of $64,353.57 with 18% interest from November 15, 2000. Pacific WebWorks' management is defending the claim and believes the amount should be reduced based upon One Source's performance. We have filed an answer to the complaint and further litigation is pending.

      Although no formal proceedings have been instituted, we are aware of a threatened copyright infringement claim by Business Software Alliance. Management believes there is no legal basis for the claim and is determining the proper course of action at this time.

      We are involved in various disputes and legal claims arising in the normal course of our business. Except for those discussed above, in the opinion of management, any resulting litigation will not have a material effect on our financial position and results of operations.


                            MANAGEMENT

Directors and Executive Officers

     The directors and executive officers and key employees of Pacific WebWorks corporation are listed below. Their respective ages and positions are listed, as well as, biographical information for each of these persons is presented below. Our articles of incorporation provide for a board of directors consisting of at least three, but no more than nine persons. Our directors serve until our next annual meeting or until each is succeeded by a qualified director. Our executive officers are chosen by our board of directors and serve at its discretion. There are no family relationships between or among any of our directors, executive officers, and key employees.

Name                       Age   Position Held
---------------------    ------  -----------------------------------------
Christian R. Larsen         26   President and Director
Kenneth W. Bell             51   Chief Executive Officer and Director
Thomas R. Eldredge          33   Secretary/Treasurer, Chief Financial Officer
Allan E. Oepping            25   Director, Vice President of Engineering
Benjamin A. Black           28   Director
Tom J. Hill                 48   Director, IntelliPay President and C.E.O.

      Christian R. Larsen: Mr. Larsen serves as President and a director of Pacific WebWorks, Inc. and has done so since April 1999. From April 1999 through January 2001 he served as our Chief Executive Officer. For the two years prior to April 1999, he served as Chief Operating Officer for Pacific WebWorks, Inc. and as a consultant for Utah WebWorks. In July 1993, he started Innovative Research and Animated Design, Inc. ("IRAD") which developed custom and commercial software for animation and special effects. He served as President of IRAD from October 1993 until February 1997. IRAD grew to a Company employing 28 individuals. He has seven years experience providing computer consulting and business management services. Mr. Larsen filed a Chapter 7 voluntary bankruptcy petition in May of 1997 in the District of Utah Central Division of the United States Bankruptcy Court, which was discharged in September of 1997.

      Kenneth W. Bell: Mr. Bell was appointed as our Chief Executive Officer and interim Director on January 5, 2001. He is President and a Director of Logio, Inc. and has served in various offices for Logio since February 1997. From April 1990 to December 1996, he served as President and Chief Financial Officer of Kelmarc Corporation, a financial and management advisory company. He has twenty-five years experience in a variety of finance and management positions, including employment in the commercial banking area for fifteen years in Utah and California. Mr. Bell received his B.S. from BYU in 1972.

      Thomas R. Eldredge: On January 5, 2001 our Board of Directors appointed Mr. Eldredge as our Secretary/Treasurer and Chief Financial Officer. He also serves as Secretary/Treasurer and an interim director for Logio, Inc. and has served in several offices for Logio since April 2000. Mr. Eldredge is a CPA and has over ten years of experience in accounting, audit and information technology. He spent over six years with Grant Thornton LLP, one of the nation's ten largest public accounting firms. Most recently he was a manager in the assurance department at Grant Thornton. Mr. Eldredge is an adjunct professor at the University of Utah in the accounting and information technology departments at the graduate and undergraduate levels and has instructed students for over four years at the University, Grant Thornton's National training center and Utah Valley State College. He received both his Bachelor of Science and Master of Professional Accountancy from the University of Utah. Mr. Eldredge has served as the President of the Utah Association of
Certified Public Accountants'   Southern Chapter. In February 2001, our Board
of Directors appointed Mr. Eldredge as Corporate Secretary.

      Allan E. Oepping: Mr. Oepping serves as a Director and as Pacific WebWorks' Vice President of Engineering. He is a Microsoft Certified Professional (MCP) and has seven years of professional experience working with computer hardware and software. He started with Utah WebWorks in November of 1997 as an independent consultant, then became its Technical Director in August of 1998. He was the head programmer for IRAD for five years. While at IRAD, Mr. Oepping developed several new technologies, including a spatial division/isolation technique which speeds up renderings from 200% to 700%. He attended Salt Lake Community College in Salt Lake City, Utah during 1994. Mr. Oepping filed a Chapter 7 voluntary bankruptcy petition on March 2, 1998, in the District of Utah, Central Division of the United States Bankruptcy Court. The petition was discharged on June 12, 1998.

      Benjamin A. Black: Mr. Black serves as a Director. He has seven years of professional experience in software development programming. He has worked as Senior Programmer for Utah WebWorks since April of 1997. He was lead programmer at IRAD from 1994 through 1997. In 1995 he received his Associate of Science degree in electronics technology from Salt Lake Community College in Salt Lake City, Utah. He is a Microsoft Certified Professional (MCP) and is experienced in advanced programming languages including C, C++, and Perl.

       Tom J. Hill: Mr. Hill was appointed as a Director for Pacific WebWorks in May 2000. He is the President and CEO of IntelliPay, Inc., a wholly-owned subsidiary of Pacific WebWorks. He has held this position with IntelliPay since February 1998. Prior to his service with IntelliPay, he was the sales and marketing manager for BobCAD-CAM Inc. in San Jose California. Tom attended North Texas State University. While at North Texas State, Mr. Hill studied Public Relations and Journalism.

Executive Compensation

      None of the named executive officers have received compensation in excess of $100,000 during the past fiscal year from Pacific WebWorks or its subsidiaries. Mr. Larsen, who served as our CEO during fiscal year 2000 received $60,000 in compensation for that year. We do not have any standard arrangement for compensation of our directors for any services provided as director, including services for committee participation or for special assignments.

      We currently have an employment contract with Mr. Larsen, our President. His agreement is effective for one year and is automatically renewed annually unless terminated. He receives an annual base salary of $60,000, medical insurance and discretionary bonuses not to exceed an additional $65,000. He may be terminated for cause if he acts improperly or negligently in his position, engages in dishonest or illegal conduct, and/or breaches company policies and procedures. He may be terminated for disability if he fails to perform duties for 90 consecutive days for mental or physical health reasons. He promised not to compete with us for a period of one year after his employment expires or terminates, unless he assures us in writing that confidential and proprietary information will not be jeopardized. All inventions and improvements in our products or methods of conducting business shall remain our property. He agreed not to solicit employees, customers or others for a period of two years after the termination of his employment. After termination or resignation, he agreed not to disclose or use confidential or proprietary information. The agreement provides compensation if we have a change in control or if the he resigns, or if the employment is terminated.

Certain Relationships and Related Transactions

      The following information summarizes certain transactions we have either engaged in since the beginning of our past fiscal year or propose to engage in involving our executive officers, directors, more than 5% stockholders, or immediate family members of such persons:

      On April 4, 2000 we signed a reorganization agreement to acquire all of the outstanding shares of IntelliPay, Inc., a Delaware corporation. As a result of this transaction Tom J. Hill, the President of IntelliPay, was appointed to our board of directors.

      On October 31, 2000 we signed a reorganization agreement to acquire all of the outstanding shares of Logio, Inc. Kenneth W. Bell was President, CEO and director of Logio and Thomas R. Eldredge was Logio's Chief Financial Officer. While the acquisition was being completed, Kenneth Bell was appointed as our Chief Executive Officer and interim director and Thomas Eldredge was appointed as Secretary/Treasurer and Chief Financial Officer.

      In March 2001 our Board approved the conversion of options previously
granted by Logio, Inc. to   Kenneth W. Bell and Thomas R. Eldredge, our
director and officers. Logio options granted to Mr. Bell were converted into options to purchase 37,879 Pacific WebWork shares. Mr. Eldredge's Logio options were converted into options to purchase 27,273 Pacific WebWorks shares. The Logio options were converted at a one to 6.6 ratio for the number of shares granted and the new options have an exercise prices of $0.875.


                     PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of Pacific WebWorks outstanding common stock of each person or group known by us to own beneficially more than 5% of our outstanding common stock; each of our executive officers; each of our directors; and all executive officers and directors as a group. Beneficial ownership is determined according to the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of beneficial ownership is based on 22,626,688 outstanding shares of common stock as of June 15, 2001.

                    CERTAIN BENEFICIAL OWNERS


                                      Common Stock Beneficially Owned
                                      ---------------------------------
Name and Address of        Number of Shares of
Beneficial Owners          Common Stock          Percentage of Class
------------------------   --------------------- -------------------
LVT Associates, LLC
2247 Emerson
Salt Lake City, Utah 84108          1,175,000               5.2%

                      DIRECTORS AND OFFICERS
                            ----------------------

                                      Common Stock Beneficially Owned
                                      --------------------------------
Name and Address of            Number of Shares of              Percentage
Beneficial Owners              Common Stock         Options(1)  of Class
------------------------       -------------------  ----------  ----------
Christian R. Larsen                  978,000          54,166        4.6%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Kenneth W.  Bell                     221,311 (2)     137,879        1.6%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Benjamin A. Black                    500,000          41,667        2.4%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Thomas R. Eldredge                         0          77,273     Less than 1%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

Tom Hill                             553,056          50,000        2.7%
39210 State Street, Suite 204
Fremont, CA 94538

Allan E. Oepping                     697,500          54,166        3.3%
180 South 300 West, Suite 400
Salt Lake City, Utah 84101

All executive officers and         2,949,867         349,999       14.4%
directors as a group

(1) Represents options granted to each individual under our Incentive Stock Option Plan.
(2) Includes 80,309 shares held by Mr. Bell and 141,002 shares owned jointly with his spouse.

                    DESCRIPTION OF SECURITIES

      Our Articles of Incorporation, as amended, authorize 50,000,000 shares of common stock, par value $0.001. As of June 15, 2001, we had 22,626,688 shares of common stock issued and outstanding held by approximately 259 record holders. We have approximately 9.8 million common shares which are freely tradeable, which may include approximately 2.8 million shares which were registered under a Form S-4 registration statement related to our share exchange with Logio, Inc. The remaining common shares held by our existing shareholders are "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act or otherwise. In addition, we have granted warrants exercisable at exercise prices ranging from $0.50 to $6.44 per share through April 2006 which are convertible into 5,850,000 shares of common stock. In March 2001 we reserved 5,000,000 shares for our Incentive Stock Option Plan, which currently has options to purchase 3,941,857 shares exercisable through October 2003.

       Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for actions to be taken by stockholders. Directors are elected by a majority vote. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends out of funds legally available if, and when, declared by our Board of Directors and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of Pacific WebWorks. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.


                      SELLING STOCKHOLDERS

      The following table identifies the selling stockholders and indicates their relationship to us within the past three years and the number of shares of common stock owned by each prior to the offering, the number of shares to be offered for the selling stockholder's account and number of shares and percentage of outstanding shares to be owned by each selling stockholder after the completion of the offering. Since the selling stockholders may sell all, a portion or none of their shares from time to time, no firm estimate can be made of the aggregate number of shares that are being offered or that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates.

                                 Securities                   Percentage
                                 owned        Number of       of class
Name and                         prior to     shares          owned after
relationship                     offering     registered(1)   offering (2)
------------------------------   -----------  -------------   -------------
Columbia Financial Group, Inc.    22           250,000        less than 1%
Investor relations firm

Midwest First National, Inc.       0           300,000          0%
Accredited investor

Condiv Investments, Inc.           0           300,000          0%
Accredited investor

(1)   Includes ownership of shares issuable upon exercise of warrants.
(2)   The ownership percentage assumes exercise of all of the 850,000

      On February 22, 2000, we entered into a Registration Rights Agreement which required Pacific WebWorks to file a registration statement with the SEC to register for resale shares held or to be acquired by certain selling stockholders. We agreed to register these shares in connection with separate transactions between us and the selling stockholders which are described below. Pursuant to the registration agreement, we filed a registration statement on May 30, 2000 which was granted acceleration without review by the SEC and declared effective on June 12, 2000. We have agreed to use our best efforts to maintain the effectiveness of the registration statement until its termination upon the earliest of the following:
      .      When all of the registered common shares have been sold by the selling stockholders;
      .      When the selling stockholders may sell the shares under the provisions of Rule 144; or
      .      Five years from the closing date.

      The first transaction related to the shares to be registered occurred in January of 1999. We entered into a Consultant Agreement with Columbia Financial Group, Inc., who provides consulting and services for investor relations, public relations, publishing, advertising, fulfillment, as well as, Internet related services. Columbia Financial generally provides such services for a term of twelve (12) months for a set fee. Columbia Financial agreed to accept warrants to purchase 400,000 common shares in consideration for the services they would provide to Pacific WebWorks as our investors relations firm. In February of 2000 we agreed to grant registration rights to the common shares which would be issued upon exercise of the warrants. We entered into a second agreement with Columbia Financial in January of 2000 and granted warrants to purchase 400,000 shares. These warrants were subsequently canceled and the underlying 400,000 shares are removed from registration. In May 2001 we verbally agreed to amend the exercise price of the 250,000 remaining warrants to $0.50, if, and only if, Columbia Financial exercised the warrants within the next 90 days. If Columbia Financial elects not to exercise the warrants by August 31, 2001 the original exercise price will remain applicable. The warrants issued to Columbia Financial in consideration for their services were exercisable on the date of the agreement. Columbia Financial exercised warrants for 150,000 common shares at $2.50 per share in October 2000.

      In February 2000 we entered into purchase agreement with two accredited investors, Condiv Investment, Inc. and Midwest First National, Inc., for the purchase by those investors of up to 400,000 units for $1,000,000. Each unit consisted of one share of our common stock and one "A" Warrant and one "B" Warrant. The "A" Warrant granted the investor the right to purchase one additional share at an exercise price of $5.00 and the "B" Warrant grants the investor the right to purchase 1/2 of one additional share at an exercise price of $7.50. Upon closing each investor acquired 200,000 common shares, one "A" Warrant to purchase an additional 200,000 common shares and a "B" Warrant to purchase an additional 100,000 common shares. Also, each investor promised not to acquire or own more than 4.99% of Pacific WebWorks' outstanding common stock at any time. Neither Condiv Investment nor Midwest First has exercised any warrants as of the date of this filing, however, both have sold their 200,000 shares issued under the purchase agreement.

      The following chart describes the warrants which may be exercised in connection with the transactions described above.



                    Date
Selling             Warrant          Number        Exercise     Expiration
Stockholder         Exercisable      of Shares     Price        Date
------------------- ---------------- ------------- ------------ -----------
Columbia Financial   1/26/1999         100,000      $ 3.50*      1/26/2004
                         "             100,000        4.50*         "
                         "              50,000        6.00*         "
------------------- ---------------- ------------- ------------ -----------

------------------- ---------------- ------------- ------------ -----------
Condiv Investments,  2/22/2000         200,000        5.00       2/22/2005
Inc.                     "             100,000        7.50          "
------------------- ---------------- ------------- ------------ -----------
Midwest First        2/22/2000         200,000        5.00       2/22/2005
National, Inc.           "             100,000        7.50          "
------------------- ---------------- ------------- ------------ -----------
     * May be exercised at $0.50 if exercised prior to August 31, 2001.




                      PLAN OF DISTRIBUTION

      We will not use the services of underwriters or dealers in connection with the sale of the shares registered under this prospectus. The shares will be freely transferable, except in the event the shares are sold to affiliates. We have agreed to register these shares, but the registration of these shares does not necessarily mean that any of them will be offered or sold by the selling stockholders. The selling stockholders have absolute discretion as to whether to exercise the warrants and then will act as principals for their own accounts and will have total control of the manner and timing of sales of the shares acquired by the warrants. They may sell, from time to time, all or a portion of the shares through the NASD OTC Bulletin Board, in negotiated transactions, in private transactions or otherwise.

      The sales may be at prevailing prices or related to the current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares may be sold include:
 .     a block trade, which may involve crosses, in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
 .     purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;
 .     ordinary brokerage transactions and transactions in which the broker solicits purchasers;
 .     privately negotiated transactions.

      The selling stockholders may deliver all or a portion of the shares to cover a short sale or sales made after the date of this prospectus, or a call equivalent position or a put equivalent position entered or established after the date of this prospectus.

      The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

      In the event a particular offer of these shares is made we will distribute a prospectus supplement, if required, that will identify the name of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information. These shares may be sold at varying prices determined at the time of sale or at negotiated prices. The selling stockholders will generally not be restricted as to the number of shares which they may sell at any one time, and it is possible that a significant number of shares could be resold at anytime. The selling stockholders and any other person participating in the distribution of the shares will also be subject to provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and other persons. Further more, Regulation M of the Exchange Act may restrict the ability of any person engaging in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five (5) business days prior to the commencement of the distribution and during the distribution. All of the foregoing may affect the marketability of the shares and ability of any person or entity to engage in market-making activities with respect to the shares.

      In order to comply with the securities laws of certain states, if applicable, these shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, these shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from the registration or qualification requirement of that state is available and is complied with.


             INTERESTS OF NAMED EXPERTS AND COUNSEL

      We are not aware of any expert or legal counsel named in this prospectus who will receive a direct or indirect substantial interest in the offering. Our counsel, Cindy Shy, P.C., provided an opinion on the legality of the shares to be issued pursuant to the exercise of the warrants. Our financial statements for the year ended December 31, 2000, 1999 and 1998 have been audited by Chisholm & Associates, C.P.A.'s as set forth in their report given on the authority of that firm as experts in accounting and auditing.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                   FOR SECURITIES ACT LIABILITY

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      We have agreed to indemnify each selling stockholder for liabilities arising under the Securities Act. We will indemnify each selling stockholder, its officers, directors and constituent partners or members, if any, and each person controlling (within the meaning of the Securities Act) a selling stockholder, against all claims, losses, damages, liabilities, actions suffered or incurred by any of them, to the extent these claims, losses, damages or liabilities arise out of or are based upon:
 .     any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any related registration statement incident to this registration;
 .     any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading; or
 .     any violation by us of any rule or regulation promulgated under the
      Securities Act applicable to Pacific WebWorks and relating to actions or inaction required of us in connection with any registration.
      We have agreed to reimburse each selling stockholder, for any reasonable legal and other expenses incurred in connection with investigating or defending any action. However, we will not indemnify a selling stockholder if the untrue statement or omission, or alleged untrue statement or omission, was provided to Pacific WebWorks in writing by the selling stockholder for use in the preparation of any registration statement or prospectus, including amendments thereto.

      Each selling stockholder has agreed to indemnify and reimburse Pacific WebWorks for any actions based on a material misstatement, an omission, or a violation as described above. Each selling stockholder agreed to indemnify each of our directors and officers, each placement agent and underwriter, if any, of our securities covered by this prospectus, each person who controls us or any underwriter within the meaning of the Securities Act, and each other selling stockholder.


                      AVAILABLE INFORMATION

      We are subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, accordingly, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Additional updating information with respect to the securities covered by this prospectus may be provided in the future to purchasers by means of amendments to this prospectus.

      This prospectus, filed as a part of a post-effective amendment to a registration statement, does not contain information in or attached as an exhibit to the registration statement. Purchasers should refer to those exhibits to the registration statement for the complete text. For further information concerning Pacific WebWorks and the securities offered, refer to the registration statement and its exhibits which may be inspected at the office of the SEC without charge. A copy of the registration statement, any post-effective amendment and exhibits may be accessed through the SEC's web site at http://www.sec.gov.

      We currently use an investor relations firm, Columbia Financial Group, Inc. and interested persons may call at (888) 301-6271.



                      CHANGES IN ACCOUNTANTS

      As previously reported, on August 3, 2000, Chisholm & Associates, C.P.A.'s replaced Crouch, Bierwolf & Chisholm. C.P.A.'s, as our independent auditor.


                       FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS OF PACIFIC WEBWORKS FOR PERIOD ENDED MARCH 31,
2001
      Balance Sheets.......................................... F-1
      Statements of Operations ............................... F-2
      Statement of Cash Flows ................................ F-3
      Notes .................................................. F-4

FINANCIAL STATEMENTS OF PACIFIC WEBWORKS FOR THE YEARS ENDED DECEMBER 2000, 1999 AND 1998
      Chisholm & Associates Independent Auditors' Report...... F-8
      Balance Sheets.......................................... F-9
      Statements of Operations................................ F-10
      Statements of Stockholder's Equity ..................... F-11
      Statements of Cash Flows ............................... F-12
      Notes .................................................. F-15

             Pacific WebWorks, Inc. and Subsidiaries

                   CONSOLIDATED BALANCE SHEETS

                              ASSETS
                                                    March 31,    December 31,
                                                      2001           2000
                                                  ------------- -------------
                                                    (Unaudited)

CURRENT ASSETS
  Cash and cash equivalents                       $     40,786  $    163,801
  Receivables
    Trade, less allowance for doubtful
      receivables of $128,795 in 2001
      and $88,487 in 2000                              220,757       257,492
    Employee                                                 -         2,469
  Prepaid expenses                                     351,903       275,022
                                                  ------------- -------------

    Total current assets                               613,446       698,784
                                                  ------------- -------------

PROPERTY AND EQUIPMENT, NET AT COST (Note 4)         1,406,525       374,259

OTHER ASSETS (Note 2 and 3)                          5,789,511     4,331,979
                                                  ------------- -------------

                                                  $  7,809,482  $  5,405,022
                                                  ============= =============


            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long- term capital leases    $    278,942  $      2,425
  Accounts payable past due                            291,351             -
  Accounts payable                                     372,384       611,950
  Accrued liabilities                                  418,050       390,209
  Deferred revenue                                     755,053     1,811,020
  Note payable                                         216,580       216,580
  Notes payable - related party (Note 5 and 8)         911,664       250,000
                                                  ------------- -------------

    Total current liabilities                        3,244,024     3,282,184
                                                  ------------- -------------

  Long-term capital lease obligations                  148,588           670

COMMITMENTS AND CONTINGENCIES (Notes 4,5,7 and 8)

STOCKHOLDERS' EQUITY (Notes 5,6 & 8)
  Common stock - par value $0.001; authorized
    50,000,000; issued and outstanding 18,345,200
    in 2001 and 15,008,000 in 2000                      18,346        15,008
  Additional paid-in capital                        12,883,240    10,153,603
  Accumulated deficit                               (8,484,716)   (8,046,443)
                                                  ------------- -------------

    Total stockholders' equity                       4,416,869     2,122,168
                                                  ------------  -------------

                                                  $  7,809,482  $  5,405,022
                                                  ============= =============


 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF OPERATIONS



                                                       Three months ended
                                                            March 31,
                                                       2001         2000
                                                  ------------- -------------

Revenues, net                                     $  1,351,970  $    372,972
Cost of sales                                          227,700        65,691
                                                  ------------- -------------

    Gross profit                                     1,124,271       307,281

Selling expenses                                       219,792     1,431,393
Research and development                               143,095        81,116
General and administrative                             451,782       695,099
Depreciation and amortization (Note 2)                 574,422        32,842
Compensation expense for options and warrants           12,900        13,216
                                                  ------------- -------------

    Total operating expenses                         1,401,991     2,253,666
                                                  ------------- -------------

    Loss from operations                              (277,721)   (1,946,385)
                                                  ------------- -------------
Other income (expense)
  Non-recurring loss (Note 4)                         (122,685)
  Interest income and other                              3,566             -
  Interest expense                                     (41,434)      (15,215)
                                                  ------------- -------------

                                                      (160,553)      (15,215)
                                                  ------------- -------------

    NET LOSS                                      $   (438,273) $ (1,961,600)
                                                  ============= =============

Net loss per common share - basic and diluted     $      (0.03) $      (0.19)
                                                  ============= =============

Weighted-average number of shares outstanding
  - basic and diluted                               17,132,209    10,400,342
                                                  ============= =============

 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

              CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                            For the
                                                          Three Months
                                                         Ended March 31,
                                                       2001          2000
                                                  ------------- -------------
Increase (decrease) in cash and cash equivalents
  Cash flows from operating activities
    Net loss                                      $   (438,273) $ (1,961,600)
    Adjustments to reconcile net loss
    to net cash used in operating activities
       Depreciation & amortization                     574,422        32,842
       Issuance of  options for compensation            12,900             -
       Impairment loss                                 122,685             -
       Bad debt expense                                 40,308         9,000
       Loss on Investment                                    -       (25,000)
    Changes in assets and liabilities
     (Net of effects of acquisitions)
       Receivables                                       2,065      (300,269)
       Prepaid expenses and other assets                (2,204)     (193,891)
       Other assets                                      1,796             -
       Accounts payable                                 44,111       380,202
       Deferred revenue                             (1,055,967)    1,619,060
                                                  ------------- -------------

          Total adjustments                           (259,884)    1,521,944

          Net cash used in operating activities       (698,157)     (439,656)
                                                  ------------- -------------
Cash flows from investing activities
    Purchases of property and equipment                (72,127)      (18,788)
    Cash paid for notes receivable                           -      (153,000)
    Cash acquired in acquisitions                        5,058         5,628
                                                  ------------- -------------

          Net cash used in investing activities        (67,069)     (166,160)
                                                  ------------- -------------
Cash flows from financing activities
    Proceeds from issuance of notes payable            661,664       579,005
    Cash received for contributed capital                1,475             -
    Principal payments of long-term obligations        (20,928)            -
                                                  ------------- -------------

         Net cash provided by financing activities     642,211       579,005
                                                  ------------- -------------
         Net increase decrease in cash and cash
           equivalents                                (123,015)      (26,811)

  Cash and cash equivalents at beginning of period     163,801       153,898
                                                  ------------- -------------

  Cash and cash equivalents at end of period      $     40,786  $    127,087
                                                  ============= =============

Supplemental disclosures of cash flow information:
  Cash paid for interest                          $      3,401  $     11,854
  Cash paid for income taxes                                 -             -
Non-cash financing activities:
  Issuance of common stock for deposit and rent   $    268,600  $          -
  Purchase of Logio subsidiary for stock             2,450,000             -









 The accompanying notes are an integral part of these statements.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 2001
                           (Unaudited)


NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

Pacific WebWorks, Inc. and its subsidiaries, engage in the development and distribution of web tools software, electronic business storefront hosting, and Internet payment systems for individuals and small to mid-sized businesses.

The Company conducts its business within one industry segment.

The accompanying unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Certain prior period balances have been reclassified to conform with current period presentation.

NOTE 2 - ACQUISITION OF LOGIO, INC.

On February 8, 2001, Pacific WebWorks completed its acquisition of Logio, Inc., a development stage company, in a stock-for-stock exchange. Pacific WebWorks exchanged 2,800,000 shares of its common stock for 18,425,830 shares of common stock. This transaction was accounted for on the purchase method of accounting using generally accepted accounting principles and valued at $2,450,000 representing the fair value of the Pacific WebWorks shares on the date of exchange. Goodwill totaling $1,855,388 will be amortized over three years and approximately $88,000 was amortized for the period from acquisition to March 31, 2001. Logio's results of operations are included in the Pacific WebWorks, Inc. consolidated results of operations from the acquisition date to March 31, 2001 and it's the fair values of its assets and liabilities have also been recorded on the acquisition date and are included in the Pacific WebWorks, Inc. consolidated balance sheet.

NOTE 3 - OTHER ASSETS

Other assets include the following:                         March 31,
                                                        2001         2000
                                                 -------------- -------------
    Goodwill, net                                $   5,568,145  $  4,041,226
    Software development costs, net                    213,789       270,495
    Other                                                7,577        20,258
                                                 -------------- -------------

                                                 $   5,789,511  $  4,331,979
                                                 ============== =============

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2001
                           (Unaudited)


NOTE 4 - NON-RECURRING CHARGE

In March 2001, Logio, Inc., a subsidiary of Pacific WebWorks, Inc., was unable to make payment on some of its capital lease obligations. Logio, Inc. is currently attempting a favorable negotiation with the leasing company and anticipates that the equipment will be transferred back to the vendor. The default on these obligations, which approximates $404,000 at March 31, 2000, results in an impairment loss of $122,685 which represents cash down payments by Logio at the beginning of the leases that were being amortized over the life of the leases. The leases expire through December 2002.

NOTE 5 - RELATED PARTY TRANSACTIONS

Building deposit and rent
-------------------------

During January 2001, we entered into an agreement with a related party for rental of our operations center. Monthly minimum rental payments total $26,200 and the agreement expires in December 2001. We issued a total of 537,200 common shares to the related party for $268,600 related to a rental deposit and three months of rental for our operations center in Salt Lake City, Utah.

Notes Payable
-------------

In January 2001, the Company was advanced $100,000 from related parties in exchange for a note payable. The bears interest at 13% per year and is due upon the earlier of $2,000,000 received in equity funding or June 1, 2001.

In February 2001, the Company was advanced $375,000 from related parties in exchange for notes payable. The notes bear interest at 15% per year and are due upon the earlier of $2,000,000 received in equity funding or through May 23, 2001.

In March 2001, the Company was advanced $175,000 in exchange for a notes payable from related parties. The notes bear interest at 15% per year and are due upon the earlier of $2,000,000 received in equity funding or through June 27, 2001.

The company is also committed to pay $11,664 in the form of a note payable to a related party. The note, bears interest at 15% per year and is due upon demand.

All Notes payable are collateralized by the business assets of the Company.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2001
                           (Unaudited)


NOTE 6 - EQUITY INCENTIVE PLAN

On March 8, 2001, the Board of Directors adopted the Pacific WebWorks, Inc. 2001 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 2,500,000 shares of the Company's common stock under the Plan. This includes 901,858 options, each to purchase one share of the Company's common stock, outstanding as of March 31, 2001. The Plan has not been approved by the Company's shareholders as of March 31, 2001

During the three months ended March 31, 2001, the Company granted 195,252 options, each to purchase one share of the Company's common stock to employees and directors at exercise prices of $0.87 per share, which represents the fair market value of the common stock on the date of grant. As of March 31, 2001, 583,779 options were exercisable at prices ranging from $0.87 to $3.44 per share.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Threatened litigation
---------------------

The Company is involved in various disputes and legal claims in the normal course of business. It is not possible to state the ultimate liability, if any, in these matters. In the opinion of management, any resulting litigation will have no material effect on the financial position and results of operations of the Company in excess of amounts accrued.

Consulting contract - European exchanges
----------------------------------------

In May 2001, the Company entered into a consulting services agreement in with a corporation. The agreement provides for, among other things, public relations services related to the European financial exchanges for six months of service. The cost of the services totals $150,000 and has been prepaid by the Company in February and March 2001 and is recognized ratably over the period in which services are received. As of March 31, 2001, $25,000 has been recorded as investor relations expense related to this agreement.

             Pacific WebWorks, Inc. and Subsidiaries

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          March 31, 2001
                           (Unaudited)


NOTE 8 - SUBSEQUENT EVENTS

Granting of warrants
--------------------

On April 25, 2001, the Company entered into an agreement with a consultant to provide investor relations, public relations, and fulfillment services related to financing in exchange for warrants. A total of 500,000 warrants were issued at an exercise price of $0.50 per share under the terms of this agreement and 500,000 warrants were issued at an exercise price of $0.75 per share for a total of 1,000,000 warrants granted under this agreement. Vesting of the warrants commences as follows: 25% immediately, 25% on July 1, 2001 and 50% on November 1, 2001. Deferred consulting charges related to this agreement approximate $170,000 and represent the fair value of the warrants using the Black Scholes valuation model. The services under this contract will be performed through April 25, 2001 and the fair value of the warrants will be recognized ratably over the service period. The agreement terminates in April of 2002 when the services are completed.

Issuance of stock
------------------

In April 2001, the Company issued a total of 289,166 shares of its common stock as a prepayment for legal, investment banker, and insurance services totaling $210,000. The services will be provided to the Company over two years and related expenses will be recognized over the periods in which the services are received.

Note payable - related party
----------------------------

In April 2001, the Company was advanced $100,000 in exchange for a note payable from a related party. The note bears interest at 15% per year, is collateralized by substantially all of the Company's assets and is due upon the earlier of $2,000,000 received in equity funding or through May 23, 2001.

Stock options
-------------

On April 4, 2001, the Company's Board of Directors resolved to amend the Pacific WebWorks, Inc. 2001 Equity Incentive Plan and increased the total awards that may be granted to up to 5,000,000 options under the Plan.

Also on April 4, 2001, the Company granted a total of 3,055,000 options, each representing one share of Pacific WebWorks, Inc. common stock. The options have an exercise price of $0.75, which equals the fair value of the stock on the date of grant, expire through April 2011 and vest 1/6 on the day of grant and 1/6 every six months through October 4, 2001.

             Pacific WebWorks, Inc. and Subsidiaries

                Consolidated Financial Statements

                December 31, 2000, 1999 and 1998

                      CHISHOLM & ASSOCIATES
                   Certified Public Accountants
A Professional                  P.O. Box 540216           Office (801)292-8756
Corporation              North Salt Lake, Utah 84054        FAX (801) 292-8809
______________________________________________________________________________

                   INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders of Pacific WebWorks, Inc.
Salt Lake City, UT

We have audited the accompanying consolidated balance sheets of Pacific WebWorks, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific WebWorks, Inc. as of December 31, 2000 and 1999 and the consolidated results of their operations and cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring operating losses and is dependent upon financing to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Note
2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, Utah
March 2, 2001

             Pacific WebWorks, Inc. and Subsidiaries
                   Consolidated Balance Sheets


                              Assets

                                                          December 31,
                                                      2000           1999
                                                 -------------- -------------
Current assets
   Cash and Cash Equivalents                     $     163,801  $    153,898
   Accounts Receivable (less allowance of
    $88,487 and $3,798 respectively)                   257,492       101,429
   Employee Receivable                                   2,469         4,578
   Prepaid Expenses                                    275,022        16,333
   Accounts Receivable - Related Party                       -         6,800
   Notes Receivable - Related Party                          -       166,046
                                                 -------------- -------------
Total Current Assets                                   698,784       449,084
                                                 -------------- -------------

Property and Equipment, Net - at cost                  374,259       171,393
                                                 -------------- -------------
Other Assets
   Deposits                                             17,250         5,250
   Goodwill, less accumulated amortization           4,041,226             -
   Computer Software Costs, less
     accumulated amortization                            3,008         4,832
   Software Development Costs, less
     accumulated amortization                          270,495             -
                                                 -------------- -------------
 Total Other Assets                                  4,331,979        10,082
                                                 -------------- -------------

      Total Assets                               $   5,405,022  $    630,559
                                                 ============== =============










The accompanying notes are an integral part of these financial statements.

             Pacific WebWorks, Inc. and Subsidiaries
                   Consolidated Balance Sheets
                           (Continued)

               Liabilities and Stockholders' Equity


                                                           December 31,
                                                       2000           1999
                                                  -------------- -------------
Current Liabilities
   Current Maturities of Long-Term Obligation     $       2,425  $          -
   Accounts Payable                                     611,950        74,550
   Accrued Expenses                                     390,209        70,177
   Deferred Revenue                                   1,811,020             -
   Note Payable - Related Party                         250,000             -
   Notes Payable                                        216,580       500,000
                                                  -------------- -------------
Total Current Liabilities                             3,282,184       644,727
                                                  -------------- -------------

Capital Lease Obligation, less Current Maturities $         670             -
                                                  -------------- -------------

Stockholders' Equity
   Common Stock, authorized 50,000,000 shares of
    $.001 par value, issued and outstanding
    15,008,342 shares in 2000 and 10,395,679
    shares in 1999                                       15,008        10,396
   Additional Paid-in-Capital                        10,153,603     2,762,188
   Accumulated Deficit                               (8,046,443)   (2,786,752)
                                                  -------------- -------------
       Total Stockholders' Equity                     2,122,168       (14,168)
                                                  -------------- -------------

Total Liabilities and Stockholders' Equity        $   5,405,022  $    630,559
                                                  ============== =============




The accompanying notes are an integral part of these financial statements.

             Pacific WebWorks, Inc. and Subsidiaries
               Consolidated Statements of Operations


                                                      For the
                                                    Years Ended
                                                    December 31,
                                          2000          1999         1998
                                     ------------- ------------- -------------
Net Revenues                         $  4,954,384  $    305,628  $    172,395

Cost of Sales                             811,506        42,874       188,974
                                     ------------- ------------- -------------

Gross Profit                            4,142,878       262,754       (16,579)
                                     ------------- ------------- -------------
Expenses:

   Selling Expenses                     4,802,397       406,917        30,180
   Research & Development               1,044,842       320,479        11,949
   Depreciation & Amortization          1,095,261        30,572        13,151
   Options & Warrants issued for
    compensation and services              28,366     1,242,584             -
   General & Administrative             2,375,252       786,740        67,845
                                     ------------- ------------- -------------

      Total Operating Expenses          9,346,118     2,787,292       123,125
                                     ------------- ------------- -------------

  Loss from Operations                 (5,203,240)   (2,524,538)     (139,704)

Other Income (Expenses)

   Interest Expense                       (70,440)      (19,243)      (10,761)
   Interest Income                         13,989         1,246             -
   Loss on Investment                           -       (25,000)            -
                                     ------------- ------------- -------------

Net Loss                             $ (5,259,691) $ (2,567,535) $   (150,465)
                                     ============= ============= =============
Net Loss Per Common Share -
 Basic and Diluted                   $       (.40) $      (0.27) $      (0.03)
                                     ============= ============= =============

Weighted average shares outstanding    13,140,360     9,632,500     5,000,000
                                     ============= ============= =============




The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
          Consolidated Statement of Stockholders' Equity
       For the Years ended December 31, 2000, 1999 and 1998

                                                                Additional
                                               Common Stock     Paid in      Accumulated
                                           Shares      Amount   Capital      Deficit       Total
                                       ------------- ---------- ------------ ------------- -------------
Balance, December 31, 1997                5,000,000  $   5,000  $     5,000  $    (68,752) $    (58,752)

Net loss December 31, 1998                        -          -            -      (150,465)     (150,465)
                                       ------------- ---------- ------------ ------------- -------------

Balance, December 31, 1998                5,000,000      5,000        5,000      (219,217)     (209,217)

Reverse merger & reorganization
 adjustment                               5,000,000      5,000      995,000             -     1,000,000

September 1999, shares issued for
 insurance policy at $1.43 per
 share, valued at $20,000                    14,000         14       19,986             -        20,000

December 1999, shares issued for
 payment on notes payable of
 $500,000 at $1.31 per share                381,679        382      499,618             -       500,000

Consulting compensation for
 warrants issued                                  -          -    1,242,584             -     1,242,584

Net loss December 31, 1999                        -          -            -    (2,567,535)   (2,567,535)
                                       ------------- ---------- ------------ ------------- -------------

Balance, December 31, 1999               10,395,679     10,396    2,762,188    (2,786,752)      (14,168)

January 2000, shares issued for
 equity of World Commerce Network,
 LLC at $2.00 per share                       4,663          4        9,176             -         9,180

April 2000, shares issued to acquire
 Intellipay, Inc. at $1.80 per share      2,400,000      2,400    4,317,600             -     4,320,000

June 2000, shares issued for payment
 on notes payable of $1,000,000 at
 $2.50 per share                            400,000        400      999,600             -     1,000,000

June 2000, shares issued for payment
 on notes payable of $1,040,000
 at $1.00 per share                       1,040,000      1,040    1,036,496             -     1,037,536

August 2000, shares issued for
 insurance policy at $1.44
 per share                                   18,000         18       25,927             -        25,945

September 2000, shares issued for
 payment on notes payable of
 $600,000 at $1.00 per share                600,000        600      599,400             -       600,000

October 2000, shares issued for cash
 at $2.50 per share                         150,000        150      374,850             -       375,000

Consulting Compensation for
 warrants issued                                  -          -       13,216             -        13,216

Compensation for stock options granted            -          -       15,150             -        15,150

Net loss December 31, 2000                        -          -            -    (5,259,691)   (5,259,691)
                                       ------------- ---------- ------------ ------------- -------------

Balance, December 31, 2000               15,008,342  $  15,008  $10,153,603  $ (8,046,443) $  2,122,168
                                      ============== ========== ============ ============= =============


  The accompanying notes are an integral part of these financial statements.

                                     F-12

             Pacific WebWorks, Inc. and Subsidiaries
             Consolidated Statements of Cash Flows

                                                      For the
                                                    Years Ended
                                                    December 31,
                                          2000          1999         1998
                                     ------------- ------------- -------------
Cash Flows from Operating Activities:
  Net Loss                           $ (5,259,691) $ (2,567,535) $   (150,465)
  Adjustments to reconcile net loss
   to net cash used in operations
   (net of acquisitions of WCN and
   Intellipay):
     Depreciation & Amortization        1,095,261        30,572        13,151
     Warrants & Options issued for
      compensation and services            28,366     1,255,800             -
     Bad Debt                             111,731             -         4,055
     Common stock issued for insurance     25,945        20,000             -
     Loss on Investment                         -        25,000             -
   Change in assets and liabilities:
     Accounts receivable                 (150,025)      (94,779)       13,828
     Accounts receivable -
      related party                         6,800        (6,800)            -
     Prepaid expenses                    (258,689)      (29,549)            -
     Accounts Payable and
      accrued expenses                    478,775       121,064          (755)
     Deferred Revenue                   1,821,378             -             -
                                     ------------- ------------- -------------
Net Cash Flows used in Operating
 Activities                            (2,100,149)   (1,246,227)     (120,186)
                                     ------------- ------------- -------------
Cash Flows from Investing Activities:
  Cash paid for property and equipment   (250,373)     (148,135)      (12,675)
  Cash paid for deposits                  (12,000)            -        (5,250)
  Cash paid for investment                      -       (25,000)            -
  Cash acquired in acquisitions             9,718             -             -
  Cash from escrow                              -       750,000             -
  Cash paid to related party                    -      (166,046)            -
                                     ------------- ------------- -------------
Net Cash provided by (used in)
  Investing Activities                   (252,655)      410,819       (17,925)
                                     ------------- ------------- -------------
Cash Flows from Financing Activities:
   Cash from debt financing             2,006,580       980,000       381,300
   Issuance of stock for cash             375,000             -             -
   Principle payments on Debt
    financing                             (18,873)            -      (239,323)
                                     ------------- ------------- -------------
Net Cash Flows provided by
 Financing Activities                   2,362,707       980,000       141,977
                                     ------------- ------------- -------------

Net increase in cash                        9,903       144,592         3,866

Cash and Cash Equivalents,
 beginning of period                      153,898         9,306         5,440
                                     ------------- ------------- -------------
Cash and Cash Equivalents,
 end of period                       $    163,801  $    153,898  $      9,306
                                     ============= ============= =============

Supplemental Cash Flow Information
   Cash Paid for:
     Interest                        $     29,213  $      1,400  $     14,262
     Taxes                           $          -  $          -  $          -



The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
              Consolidated Statements of Cash Flows
                           (continued)


Supplemental Non-Cash Disclosures:

During 1999, 14,000 shares of common stock were issued at $1.43 per share for a $20,000 insurance policy.

During 1999, 381,679 shares of common stock were issued at $2.62 per share in payment of a $500,000 notes payable.

During 1999, 400,000 warrants were issued for non-employee services performed during the year. These warrants are valued at $1,255,800.

For 1999, the Company's share of the recognized loss in the joint venture is $25,000.

During 2000, 18,000 shares of common stock were issued at $1.44 per share for a $25,945 insurance policy.

During 2000, 400,000 shares of common stock were issued to a related party at $2.50 per share in payment of a $1,000,000 notes payable.

During 2000, 1,640,000 shares of common stock were issued to a related party at $1.00 per share in payment of $1,637,536 notes payable and accrued interest.

During 2000, compensation expense of $15,150 was recorded for stock options granted to employees.

During 2000, compensation expense of $13,216 was recorded for services received for warrants.






The accompanying notes are an integral part of these financial statements.

                      Pacific WebWorks, Inc.
          Notes to The Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies

     a.  Organization

         Pacific WebWorks, Inc., ("the Company") was organized under the laws of the state of Nevada on May 18, 1987 as Asphalt Associates, Inc. On December 31, 1998 the board of directors changed the name of the Company to Pacific Webworks, Inc. On January 11, 1999, the Company merged with Utah Webworks, Inc., a Utah corporation organized April 10, 1997. The share exchange with Utah Webworks was accounted for as a reverse merger, therefore all financial information prior to January 11, 1999 is that of the accounting survivor being Utah Webworks. Pacific Webworks is currently engaged in developing, selling and servicing computer and internet related software and hardware products.

     Acquisition of World Commerce Network, LLC

          Effective January 1, 2000, the Company issued 4,663 shares of its common stock to U.S. Merchant Systems, Inc. for 1% of the outstanding stock of World Commerce Network, LLC (WCN). The shares were valued at $9,180. The issuance increased the Company's ownership in WCN to 51% and WCN therefore became a subsidiary of the Company. In June 2000, the Company paid $100 for 49% of the outstanding shares of WCN, thereby making WCN a wholly owned subsidiary of the Company. The operations of WCN have been consolidated with the Company's operations effective January 1, 2000. Prior to the additional 1% purchase, the Company owned 50% of WCN and recorded its investment using the equity method. The balance at December 31, 1999 was $0.

         Acquisition of Intellipay, Inc.

         On April 4, 2000, the Company completed an Agreement and Plan of Reorganization with Intellipay, Inc. a private Delaware corporation (Intellipay). The Company issued 2,400,000 shares of common stock valued at $4,320,000 for all of the outstanding shares of Intellipay. Thereby Intellipay became a wholly owned subsidiary of the Company. The transaction was recorded using the purchase method of accounting.

     b.  Accounting Method

         The Company recognizes income and expenses on the accrual basis of accounting.

     c.  Earnings (Loss) Per Share

         The computation of net loss per share of common stock is based on the weighted average number of shares outstanding during each period presented. Potentially issuable common shares totaling 1,107,606 from the exercise of stock options and warrants were excluded from the calculation of diluted loss per share because their effects were anti-dilutive.

                                        Loss         Shares       Per Share
                                        (Numerator) (Denominator) Amount
                                        ------------ ------------ -----------
For the year ended December 31, 2000:
  Income (loss) from operations         $(5,203,240)
                                        ------------
  Basic EPS
  Income (loss) to common stockholders  $(5,259,691)  13,140,360  $     (.40)
                                        ============ ============ ===========

                      Pacific WebWorks, Inc.
          Notes to The Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

     c.  Earnings (Loss) Per Share (continued)

                                        Loss         Shares       Per Share
                                        (Numerator) (Denominator) Amount
                                        ------------ ------------ -----------
For the year ended December 31, 1999:
  Income (loss) from operations         $(2,524,538)
                                        ------------
  Basic EPS
  Income (loss) to common stockholders  $(2,567,535)   9,632,500  $     (.27)
                                        ============ ============ ===========

For the year ended December 31, 1998:
  Income (loss) from operations         $  (139,704)
                                        ------------
  Basic EPS
  Income (loss) to common stockholders  $  (150,465)   5,000,000  $     (.03)
                                        ============ ============ ============

       The following is the calculation for Weighted-average common shares used in basic and dilutive net loss per common share:

                                                Year ended December 31,
                                            2000        1999          1998
                                        ------------ ------------ ------------
    Common shares outstanding during
      the entire period                  10,395,679    5,000,000    5,000,000
    Weighted-average common shares
      issued during the period            2,744,681    4,632,500            -
    Weighted-average common shares
      used in basic EPS                  13,140,360    9,632,500    5,000,000
    Dilutive effects of potential
      common shares                               -            -            -
                                        ------------ ------------ ------------
    Weighted-average number of common
     shares and dilutive potential
     common stock used in diluted EPS    13,140,360    9,632,500    5,000,000
                                        ------------ ------------ ------------

     d.  Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

     e.  Provision for Income Taxes

         At December 31, 2000, the Company has net operating loss carryforwards totaling approximately $8,046,443 that may be offset against future taxable income through 2013. No tax benefit has been reported in the 2000 financial statements since the loss carryforwards are offset by valuation allowance of the same amount.

         Deferred tax assets and the valuation account is as follows at December 31, 2000 and 1999:

                                            2000          1999
                                       ------------- ------------
        Deferred tax asset
           NOL carryforward            $  2,736,000  $   947,400
           Valuation allowance           (2,736,000)    (947,400)
                                       ------------- ------------
                                       $          -  $         -
                                       ============= ============


     f.  Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities, and revenues involve extensive reliance on management's estimates. Actual results could differ from those estimates.

     g.  Revenue Recognition

         The Company recognizes income and expense on the accrual basis of accounting. The Company receives revenues from the sales of access to its web-based applications, the performance of consulting and training and from the continual hosting of its clients' web sites. The initial term of all agreements into which the company enters with its clientele for its web-based applications is one year. The revenues related to these contracts are, therefore, recognized ratably over the initial term of the contract. The monthly charges related to hosting and gateway access are recognized when billed in accordance with SOP 97-2 as services are performed. Any additional consulting fees or training fees, outside of the initial contract, related to any Visual WebTools products are recognized as the service is delivered

     h.  Recently Adopted Accounting Pronouncements/Deferred Revenue

         In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accouting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of generally accepted accounting principles to revenue transactions. The Company changed its accounting method during 2000 to conform to the views of the SEC staff as documented in SAB 101. The change involves that of accounting for up-front fees and, in accordance with SAB 101, the Company is amortizing such fees over one year, which generally represents the longer of the contractual period or the expected life of the customer relationship. There is no cumulative effect adjustment for the change in 2000 as there were not significant up-front fees relating to the change prior to January 1, 2000. Pursuant to this new accounting policy the Company has deferred revenue of $1,821,378 at December 31, 2000. The Company has also deferred commissions paid in connection with deferred revenues and has recorded prepaid expenses of $275,022 at December 31, 2000.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

     i.  Depreciation

         Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Depreciation expense for the periods ended December 31, 2000 and 1999 is $126,708 and $28,572, respectively.

     j.  Major Customers

         During 1999 and 1998 the Company had major customers that individually accounted for 10% or more of the annual sales. During 1998, four customers generated sales in the amount of $118,744 or 68% of total sales as follows:
               Customer                Sales       %
               ---------              -------    ------
                 A                     28,161      16
                 B                     21,271      12
                 C                     24,422      14
                 D                     44,890      26

         During 1999, two customers generated sales in the amount of $124,344 or 41% of total sales as follows:

               Customer                 Sales      %
               ---------               -------   ------
                 A                      64,535     21
                 B                      59,809     20

         During 2000, the Company had no major customers.


     k.  Impairment of Long Lived Assets

         Fixed assets are evaluated periodically by management and if impaired are written down to the fair market value.

     l.  Consolidation Policy

         The December 31, 2000 financial statements are consolidated financial statements including the accounts of Pacific Webworks, Inc., World Commerce Network, LLC, and Intellipay, Inc. All Intercompany transactions and accounts have been eliminated in the consolidation.

NOTE 2 - Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses since inception and is dependent on financing to continue operations. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. It is management's plan to continue to refine its operations by taking steps to reduce the Company's burn rate, solicit funding, and increase cash sales.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 3 - Property and Equipment

         Property and Equipment consists of the following at December 31, 2000 and 1999:
                                                                Estimated
                                             December 31,       Useful
                                          2000           1999   Lives
                                       ----------- ------------ ------------
         Computer Equipment            $  332,714  $    82,165    3-5 yrs
         Equipment                         96,833       39,558    3-5 yrs
         Software                          74,342       27,894      3 yrs
         Furniture and Fixtures            72,090       59,138      7 yrs
         Leasehold improvements             6,667        6,667      3 yrs
                                       ----------- ------------
           Total                          582,646      215,422
         Less Accumulated Depreciation   (208,387)     (44,029)
                                       ----------- ------------

                                          374,259      171,393
                                       =========== ============

NOTE 4 - Notes Payable

         During 1999, the Company received $980,000 cash and $20,000 of equipment from a company. In December 1999, $500,000 of the note was converted to 381,679 restricted shares of the company's common stock. The remaining balance of $500,000 was converted to 500,000 shares of common stock during 2000.

         During 2000, the Company received cash of $216,580 from a corporation. The note is non-interest bearing and due upon demand.

NOTE 5 - Notes Payable - Related Party

         During 2000, the Company received cash of $250,000 from Principal Funding Group, a shareholder. The note bears interest at 13% and is due within one year.

NOTE 6 - Lease Obligation

         The Company has a capital lease obligation to a corporation for a copier. The lease requires monthly payments of $286 through April 2002, bears interest at 10%, and is secured by the copier. The lease obligation due at December 31, 2000 is $3,095.

         Future minimum lease payments are as follows at December 31, 2000:

                     2001                                  $   3,423
                     2002                                      1,144
                                                           ----------
                     Total Obligation                          4,567
                     Less: Portion representing interest      (1,472)
                                                           ----------
                     Total Principle Obligation                3,095
                     Less: Current Maturities                 (2,425)
                                                           ----------
                     Total Long Term Principle Obligation  $     670
                                                           ==========

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 7 - Stockholders' Equity

         During January 2000, the Company issued 4,663 shares of its common stock at $2.00 per share for 1% of the outstanding stock of World Commerce Network, LLC.

         During April 2000, the Company issued 2,400,000 shares of its common stock at $1.80 per share for all of outstanding stock of Intellipay, Inc.

         During June 2000, the Company issued 400,000 shares of its common stock at $2.50 per share for payment on notes payable of $1,000,000.

         During June 2000, the Company issued 1,040,000 shares of its common stock at $1.00 per share for payment on notes payable and accrued interest of $1,037,536.

         During August 2000, the Company issued 18,000 shares of its common stock at $1.44 per share for an insurance policy valued at $25,945.

         During September 2000, the Company issued 600,000 shares of its common stock at $1.00 per share for payment on notes payable of $600,000.

         During October 2000, the Company issued 150,000 shares of its common stock at $2.50 per share for cash of $375,000. These shares were issued to honor warrants that were exercised.

NOTE 8 - Computer Software Costs

         On May 7, 1997, the Company entered into an agreement for assignment of a security interest and judgement from a bank for various software service codes and other technology they held. Pursuant to FASB 86, the Company capitalized these costs because the purchased software had alternative future use, being an integral part of the internet software design product sold to the public. Costs of maintaining the product is charged to expense when incurred. The Company paid $10,000 for the transfer of these software tools and is amortizing them over a five year life. Amortization expense is $1,824, $2,001 and $2,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 9 - Software Development Costs

         Software development costs represent costs incurred for internally developed software. Pursuant to SOP 98-1, the Company capitalizes costs incurred during the application development stage (designing, coding, installing, and testing) or its software development. Costs incurred during the preliminary project stage and post-implementation and operation stage are expensed as incurred. The Company capitalized $772,448 in 1999. The costs are being amortized over a three year period and amortization expense charged to operations in 2000 and 1999 was $274,824 and $274,827, respectively.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 10 - Reverse Merger / Stock Split

          Effective January 11, 1999, Pacific Webworks, Inc. (a public Company) entered into an agreement and Plan of Reorganization with Utah Webworks, Inc., (a private company). The agreement provides for the merger of the Company into Utah Webworks to be treated as a reverse merger, thus making Utah Webworks the accounting survivor. Pursuant to the agreement the Company issued 5,000,000 shares of common stock to the shareholders of Utah Webworks for all shares of their Company. Because the historical financial information in these financial statements prior to the reverse merger (January 11, 1999) is that of the accounting acquirer (Utah Webworks), a 5,000 for 1 forward stock split adjustment has been retroactively applied to the shares of Utah Webworks, to show the effects of the reverse merger. The 5,000,000 share reorganization adjustment represents the shares held by the shareholders of the public company. The management of the Company resigned and the management and board of Utah Webworks filled the vacancy. Utah Webworks is in the business of software development for computer and internet systems. The public company had cash in escrow of $750,000 and a note receivable from Utah Webworks of $250,000 as its only assets. The cash and note receivable were contributed to Utah Webworks as an investment in subsidiary advanced for operations. This business combination was accounted for using the purchase method.

NOTE 11 - Investment in Joint Venture

          During 1999, the Company became a 50% member in World Commerce Network, LLC (WCN). For 1999, WCN had a net loss of $281,341, of which, $140,671 should be recognized by the Company. However, since the Company contributed only $25,000 in capital, the loss on investment was limited to this amount. The Company's book value in this investment at December 31, 1999 was $0. In January 2000, the Company acquired an additional 1% interest and began accounting for this investment using the consolidation method and changed from the equity method. In June 2000 the Company acquired the remaining 49% of WCN, thus it is a wholly owned subsidiary of the Company at December 31, 2000. WCN has been consolidated for the entire year 2000.

NOTE 12 - Related Party

          During 1999, $166,046 was recognized as a note receivable from World
Commerce Network, LLC (WCN).   There was no provision for interest and the
balance was due within the next twelve months. Additionally as of December 31, 1999, there was an accounts receivable of $6,800 due from WCN. However, in 2000, the Company acquired all remaining outstanding stock of WCN and it became a wholly owned subsidiary of the Company. These receivables became intercompany and were eliminated in consolidation at December 31, 2000.

          During 2000, the Company received cash of $250,000 from Principal Funding Group, a shareholder. The note bears interest at 13% and is due within one year.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 13 - Stock Warrants

          At January 1999, the Company had outstanding warrants to purchase 400,000 shares of the Company's common stock at prices ranging from $2.50 to
$6.00 per share.   The warrants became exercisable in January 1999 and expire in January 2004.  The warrants are exercisable as follows:

            150,000 warrants at $2.50
            100,000 warrants at $3.50
            100,000 warrants at $4.50
             50,000 warrants at $6.00

          The warrants were issued to a public relations firm for promotional services to be provided for one year from issue date. The Company accounted for these warrants per FASB 123 using the Black-Scholes model on the date the warrants became measurable per EITF 96-18. The measurement dates are as follows: 133,000 warrants on January 28, 1999, 67,000 warrants of July 27, 1999 and the remaining 200,000 on November 27, 1999. The resulting valuation for the warrants is $1,255,800 of which $1,242,584 was amortized in 1999. The balance of $13,216 was amortized during the year 2000 and is recorded a deferred compensation at December 31, 1999. During 2000, warrants were exercised in the amount of 150,000 shares for cash of $375,000

          Pursuant to the 400,000 share stock issuance in June 2000 for the conversion of $1,000,000 in notes, the Company issued detachable warrants that were exercisable at February 22, 2000. At December 31, 2000 the following warrants were outstanding in addition to the above warrants:

          400,000 warrants at $5.00      Expiration    February 2005
          200,000 warrants at $7.50      Expiration    February 2005

NOTE 14 - Commitments and Contingencies

          The Company is committed to an operating lease for office space. The lease requires the Company to pay monthly rent of $5,800 and expires in December 2001.

          Future minimum lease payments are as follows:

                2001                  69,600
                                -------------
                Total           $     69,600
                                =============

NOTE 15 - Fair Value of Financial Instruments

          Unless otherwise indicated, the fair values of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 16 - Incentive Stock Option Plan

          On December 1, 1999, the Company established an Incentive Stock Option Plan (the Plan). The Plan covers both current and prospective employees. The Company reserved 1,000,000 shares of common stock under the plan. The Board of Directors has approved the granting of options under the plan as follows:

          Directors, officers, employees and certain consultants have been granted options to acquire 706,606 shares of the Company's common stock. The options were granted at exercise prices ranging from $1.062 - $3.44 per share. A total of 555,606 options were granted at the market price of the Company's common stock on the date of grant. A total of 151,000 options were granted at prices that were approximately 16.3% below fair market value of the Company's common stock on the date of grant. The options vest periodically through December 2001. The options expire through September 2005.

         Fair Market Value of Options Granted
        --------------------------------------

         The Company has adopted only the disclosure provisions of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" (FAS
123). Therefore, the Company accounts for stock-based compensation under the Accounting Principles Board Opinion No. 25, under which approximately $15,000 has been recognized for compensation earned related to options issued at exercise prices that were less than the fair market value of the Company's stock on the date of grant. Had compensation cost for the stock-based compensation been determined based upon the fair value of options at the grant date consistent with methodology set forth by FAS 123, the Company's net loss and loss per share would have increased to the following proforma amounts:


Pro forma net earnings             2000          1999           1998
                              ------------- -------------- -------------
     As reported                (5,259,691)    (2,567,535)     (150,465)
     Pro forma                  (6,140,291)    (2,572,861)     (150,465)

Net loss per common share -
 basic and fully diluted

     As reported                      (.40)          (.27)         (.03)
     Pro forma                        (.47)          (.27)         (.03)


         The fair value of these options was estimated at the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions for 2000 and 1999: expected volatility of 201 percent and 168 percent, respectively; risk free interest rate of 6.5 percent and 6.75 percent, respectively; and expected life of 3.5 years. The weighted average fair value of options granted $1.75 and $2.38 in 2000 and 1999, respectively. There were no options granted in 1998.

         Option pricing models require the input of highly sensitive assumptions, including expected stock volatility. Also, the Company's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable.

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 16 - Incentive Stock Option Plan (continued)

          Information with respect to the Company's stock options at December 31, 2000 is as follows:

                                                              Weighted-
                                                              Average
                                     Stock       Exercise     Exercise
                                     Options     Price        Price
                                     ----------- ------------ ------------
    Outstanding at January 1, 1998
      Granted                                 -            -            -
      Exercised                               -            -            -
      Forfeited                               -            -            -
                                     ----------- ------------ ------------
    Outstanding at December 31, 1998          -            -            -


      Granted                           797,494  $2.00-$3.44  $      2.38
      Exercised                               -            -            -
      Forfeited                               -            -            -
                                     ----------- ------------ ------------
    Outstanding at December 31, 1999    797,494  $2.00-$3.44  $      2.38
      Granted                           281,700  $1.06-$1.75  $      1.75
      Exercised                               -            -            -
      Forfeited                         371,568  $1.06-$3.44  $      2.39
                                     ----------- ------------ ------------
    Outstanding at December 31, 2000    707,606  $1.06-$3.44  $      2.21
                                     =========== ============ ============

         Additional information related to stock options outstanding and exercised at December 31, 2000:

                  Options Outstanding
                  -------------------
                                                               Weighted-
                                                  Weighted-    Average
                                                  Average      Remaining
                          Exercise   Number       Exercise     Contractual
                          Price      Outstanding  Price        Life
                          ---------- ------------ ------------ ------------
                          $  3.44        87,879   $     3.44     3 yrs
                          $  2.63       162,727   $     2.63     3 yrs
                          $  2.00       255,000   $     2.00     3 yrs
                          $  1.75       151,000   $     1.75     4.7 yrs
                          $  1.06        50,000   $     1.06     5 yrs
                                     -----------
                                        706,606
                                     ===========


                  Options Exercisable
                  -------------------
                                                                Weighted-
                                                                Average
                                     Exercise      Number       Exercise
                                     Price         Exercisable  Price
                                     ------------- ------------ -------------
                                     $  3.44           41,918   $  3.44
                                     $  2.63           41,609   $  2.63
                                     $  2.00          255,000   $  2.00
                                     $  1.75                -   $  1.75
                                     $  1.06           50,000   $  1.06
                                                   -----------
                                                      388,527
                                                   ===========

                      Pacific WebWorks, Inc.
          Notes to the Consolidated Financial Statements
                 December 31, 2000, 1999 and 1998

NOTE 17 - Goodwill

          The Company recorded goodwill in connection with the acquisition of World Commerce Network, Inc. (WCN) due to the negative equity position of WCN. A total of $240,521 was recorded upon acquisition and is being amortized over a 5 year period. The realization of this asset is contingent upon WCN's ability to generate revenues from their marketing of Pacific Webworks web tools and future hosting fees related to WCN customers. Amortization expense related to this acquisition was $52,113 for the year ended December 31, 2000.

         The Company also recorded goodwill in connection with the acquisition of Intellipay, Inc. (IPAY) due to the negative equity position of IPAY. The Company issued 2,400,000 shares of its common stock valued at $4,320,000. A total of $4,532,734 was recorded upon acquisition and is being amortized over a five year period. The realization of this asset is contingent upon IPAY's ability to generate revenues from their financial transaction processing process. Amortization expense related to this acquisition was $679,916 for the year ended December 31, 2000.

NOTE 18 - Subsequent Events

          In January 2001, the Company committed to an operating lease for its data center. The lease requires the Company to pay monthly rent of $26,200 and expires in December 31, 2001.

          In February 2001, the Company engaged in a share exchange with Logio, Inc. (Formerly Wordcruncher Technologies, Inc.) a public Nevada corporation. The Company issued 2,800,000 shares of its common stock for all of the outstanding shares of Logio, Inc. The shares were valued at $2,273,600 and the transaction was recorded using the purchase method of accounting.

          During the first three months of 2001, the Company secured $475,000 in debt financing.

          During 2001, the Company approved a new Stock Incentive Plan. No more than 2,500,000 shares will be granted under the plan.

No dealer, salesman or any other person
has been authorized to give any information
or to make any representations not contained
in this prospectus; any information or
representation not contained herein must not
be relied upon as having been authorized by
Pacific WebWorks.  This prospectus does not
constitute an offer to sell, or a solicitation     Pacific WebWorks, Inc.
of an offer to buy, any securities other than
the securities covered by this prospectus; nor        850,000 Shares
does it constitute an offer to sell, or a
solicitation of an offer to buy, any of the
securities covered by this prospectus by
Pacific WebWorks or any person to whom it is
unlawful for Pacific WebWorks to make such
offer or solicitation.  Neither the delivery
of this prospectus nor any sale made hereunder
shall, under any circumstances, create an            ___________________
implication that there has been no change in
the affairs of Pacific WebWorks since the date           PROSPECTUS
of this prospectus.                                  ___________________



                                                        July 17, 2001
         ____________

       TABLE OF CONTENTS
                                          Page

Prospectus Summary......................... 3
Risk Factors............................... 4
Use of Proceeds............................ 9
Market and Price Range of Common Stock..... 9
Selected Financial Data................... 11
Management's Discussion and Analysis...... 12
Business.................................. 18
Properties................................ 26
Legal Proceedings......................... 26
Management................................ 26
Principal Stockholders.................... 28
Description of Securities................. 30
Selling Stockholders...................... 30
Plan of Distribution...................... 32
Interest of Named Expert and Counsel...... 33
Disclosure of Commission Position on
   Indemnification for Securities
   Act Liability.......................... 33
Available Additional Information.......... 33
Changes in Accountants.................... 34
Financial Statements...................... 34

                             PART II


ITEM 16: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

No.   Exhibit                                                       Location
----  -------                                                       --------
2.1   Agreement and Plan of Merger between Asphalt Associates           (1)
      Inc, and Utah WebWorks, Inc., dated January 11, 1999

2.2   Agreement and Plan of Reorganization between Pacific WebWorks     (2)
      and IntelliPay, dated, April 4, 2000

3.1   Articles of Incorporation of Asphalt Associates, Inc.             (1)

3.2   Articles of Merger for Asphalt Associates, Inc., dated            (1)
      January 6, 1999
3.3   Articles of Share Exchange, filed February 8, 2001.               (5)

3.4   Amended and Restated Bylaws of Pacific WebWorks, Inc.             (1)

5.1   Opinion of Cindy Shy, P.C.                                    Previously
                                                                       Filed

10.1  Master Service Agreement between Electric Lightware,              (1)
      Inc., and Utah WebWorks, Inc., dated February 2, 1998.

10.2  Internet Access Agreement, Addendum to Master Service             (1)
      Agreement  between Electric Lightwave, Inc., and Utah
      WebWorks, Inc., dated February 2, 1998

10.3  Employment Agreement between Pacific WebWorks and                 (1)
      Christian R. Larsen

10.4  Form of Reseller Agreement, as amended                            (1)

10.5  Lease Agreement between Utah WebWorks, Inc., and Westgate         (1)
      Business Center, dated January 11, 1999

10.6  Consultant Agreement between Columbia Financial Group             (1)
      and Pacific WebWorks, Inc., dated January 26, 1999

10.7  Strategic Reseller Agreement with U.S. Merchant Systems           (1)

10.8  Purchase Agreement between Pacific WebWorks and U.S.              (3)
      Merchant Systems, dated February 22, 2000

10.9  Registration Rights Agreement between Pacific WebWorks and   Previously
      Midwest First National, Inc. and Condiv Investments, Inc.      Filed
      and Columbia Financial Group, dated February 22, 2000

10.10 License agreement between Logio and Oracle Corporation,           (6)
      as amended

10.11 Lease Agreement between Logio and SunMicrosystems Finance,        (6)
      as amended      (6)

10.12 Consultant Agreement between Columbia Financial Group,       Previously
      Inc., and Pacific WebWorks, dated April 25, 2001                Filed

10.13 Unit Purchase Agreement between Investors and Pacific        Previously
      WebWorks, dated May 30, 2001                                    Filed

21.1  Subsidiaries of Pacific WebWorks                                  (5)

23.1  Consent of Chisholm & Associates, dated May 3, 2001          Previously
                                                                      Filed

23.2  Consent of Cindy Shy, P.C. (See exhibit 5.1)                 Previously
                                                                      Filed

24.1  Power of Attorney                                           Previously
                                                                      Filed


(1) Incorporated by reference to Pacific WebWork's Form 10, as amended, file No. 0-26731, filed July 16, 1999.
(2)   Incorporated by reference to Pacific WebWork's Form 8-K, filed April 19,
      2000
(3)   Incorporated by reference to Pacific WebWork's Form 10-K, filed March
      10, 2000
(4) Incorporated by reference to Pacific WebWork's Form 10-Q, as amended, filed May 15, 2000
(5)   Incorporated by reference to Pacific WebWork's Form 10-K, filed April 2,
      2001
(6)   Incorporated by reference to Pacific WebWork's Form 10-Q, filed May 14,
      2001.

                            SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Salt Lake City, state of Utah.


  PACIFIC WEBWORKS, INC.
  a Nevada Corporation



        /s/ Christian R. Larsen                  7/26/01
  By: _______________________________    Date: __________________
      Christian R. Larsen
      President and Director


      Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.


       /s/ Christian R. Larsen                   7/26/01
By:____________________________________  Date: ___________________
   Christian R. Larsen
   President and Director



    /s/ Thomas R. Eldredge                        7/26/01
By:____________________________________  Date: ___________________
   Thomas R. Eldredge
   Secretary/Treasurer, Chief
   Financial Officer